UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Bristow Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BRISTOW GROUP INC.

2103 CITY WEST BLVD., 4TH FLOOR

HOUSTON, TEXAS 77042

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Bristow Group Inc. (the “Company”) will be held at the Company’s corporate headquarters located at 2103 City West Boulevard, 4th Floor, Houston, Texas 77042 on August 5, 2015, at 8:00 a.m. (Central Daylight Time) for the following purposes:

1.	To elect as directors the nominees named in this proxy statement to serve until the next Annual Meeting of Stockholders and until their successors are chosen and have qualified;

2.	To approve on an advisory basis the Company’s executive compensation; and

3.	To approve and ratify the selection of KPMG LLP (“KPMG”) as the Company’s independent auditors for the fiscal year ending March 31, 2016.

Our stockholders may also transact such other business at the Annual Meeting of Stockholders as may properly come before the meeting and any postponements or adjournments thereof. Our Board of Directors has fixed the close of business on June 11, 2015, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

We are furnishing proxy materials to our stockholders using the U.S. Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, on June 23, 2015, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (“E-Proxy Notice”) instead of a paper copy of this Proxy Statement and our Fiscal Year 2015 Annual Report. The E-Proxy Notice contains instructions on how to access our 2015 Proxy Statement and Fiscal Year 2015 Annual Report over the Internet. The E-Proxy Notice also provides instructions on how you can request a paper copy of our proxy materials, including this Proxy Statement, our Fiscal Year 2015 Annual Report and a form of our proxy card. All stockholders who do not receive an E-Proxy Notice, including the stockholders who have previously requested to receive paper copies of our proxy materials, will receive a paper copy of our proxy materials by mail unless these stockholders have previously requested delivery of our proxy materials electronically. If you received our annual materials via e-mail in accordance with your previous request, the e-mail contains voting instructions and links to this Proxy Statement and our Annual Report on the Internet.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND OUR ANNUAL MEETING OF STOCKHOLDERS, WE HOPE YOU WILL VOTE AS SOON AS POSSIBLE. YOU MAY VOTE BY PROXY OVER THE INTERNET, OR, IF YOU RECEIVED PAPER COPIES OF OUR PROXY MATERIALS BY MAIL, YOU CAN VOTE BY MAIL, TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.

By Order of our Board of Directors

E. Chipman Earle Senior Vice President, Chief Legal Officer and Corporate Secretary

Houston, Texas

June 23, 2015

PROXY STATEMENT SUMMARY

This summary highlights certain information contained elsewhere in this proxy statement. This summary does not contain all the information that you may wish to consider prior to voting. Please review the entire proxy statement and the Company’s Annual Report on Form 10-K for more detailed information.

2015 Annual Meeting of Stockholders

Meeting Date:	August 5, 2015

Meeting Time:	8:00 a.m. (Central Daylight Time)

Meeting Place:	2103 City West Boulevard, 4th Floor Houston, Texas 77042

Record Date:	June 11, 2015

Voting Eligibility:

Only stockholders as of the close of business on the Record Date are eligible to vote at the Annual Meeting of Stockholders or by proxy and each such stockholder shall have one vote for each share of common stock held on the Record Date.

Voting Methods:	Eligible stockholders may vote their shares in any of the following four ways:
• In Person – You may vote your shares at the Annual Meeting of Stockholders (you will need to bring evidence of your shareholding as well as valid photo identification);
• By Mail – You may mail your completed and executed proxy card to the address above (Attention Bristow Corporate Secretary) which must be received by the Company on or prior to August 4, 2015;
•

By Internet – You may go to www.envisionreports.com/BRS for voting instructions or scan the QR code on your proxy card with your smartphone, then cast your vote electronically by 11:59 p.m. (Eastern Daylight Time) on August 4, 2015; or

•

By Phone – You may call toll free 1-800-652-VOTE (8683) within the USA, US territories and

Canada on a touch tone telephone and follow the instructions provided by the recorded message to vote your shares by phone prior to 11:59 p.m. (Eastern Daylight Time) on August 4, 2015.

Business of the Meeting

Voting Matter	Board Vote Recommendation	See Page Number for more information
Item 1 - Election of Directors	FOR each nominee	P-12
Item 2 - Advisory Approval of Executive Compensation	FOR	P-56
Item 3 - Approval and Ratification of the Company’s Independent Auditors	FOR	P-58

Our Director Nominees

You are being asked to vote on the election of these eleven directors. Additional information about each director’s background, skills and experience can be found on pages P-12 – P-18.

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships
Thomas N. Amonett	71	2006	President and CEO Athlon Solutions, LLC	✓	Audit Compensation
Jonathan E. Baliff	51	2014	President and CEO Bristow Group Inc.
Stephen J. Cannon	61	2002	Former President and CEO TSG Technical Services, Inc.	✓	Audit
Michael A. Flick	66	2006	Former Executive VP and CAO First Commerce Corporation	✓	Audit Governance
Lori A. Gobillot	53	2012	Founding Partner and Consultant InVista Advisors LLC	✓	Compensation
Ian A. Godden	61	2010	Non-Executive Chairman KBC Advanced Technologies	✓	Audit Governance

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships
David C. Gompert	69	2015	Distinguished Visiting Professor for National Security Studies United States Naval Academy	✓	Governance
Stephen A. King	54	2011	Finance Director Caledonia Investments plc	✓	Audit
Thomas C. Knudson	69	2004	Founder and President Tom Knudson Interests	✓	Governance
Mathew Masters	41	2011	Head of Quoted Pool Caledonia Investments plc	✓	Compensation
Bruce H. Stover	66	2009	Former Executive VP, Operations and Business Development Endeavour International Corporation	✓	Compensation

Features of Our Executive Compensation Program

Our executive compensation program is designed to support and reinforce our strategic objectives while at the same time aligning the interests of our management with those of our stockholders. Through our annual and long-term incentive compensation, we incentivize strong individual performance in the areas of value realization to our clients, a strong sense of commitment and ownership in our people, continuous improvement in the execution of our operations and prudent financial growth.

What We Do		What We Do Not Do

✓	Place a heavy emphasis on variable pay with over 80% of Named Executive Officer pay contingent upon financial and operational performance and growth in long-term stockholder value.	Provide excise tax gross-ups.

✓	Use performance-based long-term incentive awards compensation through cash awards contingent upon total stockholder return (“TSR”) performance relative to peers and restricted stock units and stock options for which value is contingent upon stock price performance relative to grant date.	Allow pledging, hedging of our company stock or reprice stock options.

✓	Reinforce the alignment of stockholders and our executives and directors by requiring significant levels of stock ownership.	Pay dividend equivalents prior to vesting of performance awards (and never on unearned portion of awards).

✓	Ensure accountability and manage risk through our clawback rights, limits on maximum annual cash incentive award opportunities and ongoing risk assessments of our program.	Enter into employment agreements with any of our executive officers hired after June 2012.

✓	Have an independent compensation consultant.	Provide any significant perquisites.

✓	Meet with large stockholders to discuss matters of interest.	Guarantee bonuses or provide automatic base salary increases.

Our Independent Auditors

The Audit Committee of our Board of Directors has determined that the firm of KPMG is independent from the Company and once again selected KPMG as the Company’s independent auditors for fiscal year 2016. Our Board recommends a vote for the approval and ratification of the selection of KPMG, which conducted the examination of the Company’s financial statements for each of the past thirteen fiscal years. KPMG’s total fees for fiscal years 2015 and 2014 were $4.6 million and $4.3 million, respectively, which included approximately $1.2 million (or 26%) of non-audit services in fiscal year 2015 and approximately $1.2 million (or 27%) of non-audit services in fiscal year 2014 that were authorized by the Audit Committee in compliance with our pre-approval policies and procedures.

GENERAL INFORMATION

Why did I receive this Proxy Statement?

The Board of Directors of Bristow Group Inc. (the “Company” or “we,” “us” or “our”) is soliciting proxies to be voted at the Annual Meeting of Stockholders (“Annual Meeting”) to be held on August 5, 2015, and at any adjournment of the Annual Meeting. When the Company asks for your proxy, we must provide you with a proxy statement that contains certain information specified by law. This proxy statement and the related proxy card were made available to stockholders on approximately June 23, 2015. All proxies in the form provided by the Company that are properly executed and returned to us prior to the Annual Meeting will be voted at the Annual Meeting, and any adjournments thereof, as specified by the stockholders in the proxy or, if not specified, as set forth in this proxy statement.

What will the stockholders vote on at the Annual Meeting?

The stockholders will vote on the following:

•	election of the nominees named in this proxy statement as directors;

•	advisory approval of executive compensation; and

•	approval and ratification of the Company’s independent auditors.

Will there be any other items of business on the agenda?

We do not expect that any other items of business will be considered because the deadlines for stockholder proposals and nominations have already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

Who is entitled to vote?

Stockholders as of the close of business on June 11, 2015 (the “Record Date”) may vote at the Annual Meeting. You have one vote for each share of common stock you held on the Record Date. As of the Record Date, we had 34,917,581 shares of common stock outstanding.

How many votes are required for the approval of each item?

Each nominee for director receiving more votes cast for than against his or her election or re-election will be elected. In the event a nominee fails to receive more votes cast for than against his or her election or re-election, the Board will take action within 90 days of the stockholder vote to either accept or reject the letter of resignation submitted by such nominee. Abstentions and instructions to withhold authority to vote for one or more of the nominees and broker nonvotes (as defined below) will result in those nominees receiving fewer votes but will not count as votes “against” a nominee.

The approval of the Company’s executive compensation, on a non-binding advisory basis, requires the affirmative vote of a majority of votes cast on this proposal. Abstentions and broker nonvotes will not count either for or against the proposal.

The approval of KPMG as the Company’s independent auditors for the fiscal year ending March 31, 2016 will be ratified if the votes cast for the proposal exceed the votes cast against the proposal. Abstentions and broker nonvotes will not count either for or against the proposal.

What are “broker nonvotes”?

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. For “routine” proposals, including the approval and ratification of the Company’s independent auditors, the broker may vote your shares at its discretion. But for “non-routine” proposals, including the election of directors and the advisory approval of executive compensation, the broker may not vote your shares at all. When that happens, it is called a “broker nonvote.” Broker nonvotes are counted in determining the presence of a quorum at the Annual Meeting, but they are not counted for purposes of calculating the votes cast on particular matters considered at the Annual Meeting.

Will my broker vote my shares for me on the election of directors?

Your broker will not be able to vote your shares with respect to the election of directors if you have not provided directions to your broker. Therefore, it is very important that you vote your shares for all proposals, including the election of directors.

Why did I receive a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the proxy materials?

We are pleased to be distributing our proxy materials again to certain stockholders via the Internet under the “notice and access” approach permitted by the rules of the SEC. As a result, we are mailing to many of our stockholders an E-Proxy Notice about the Internet availability of the proxy materials instead of a full paper copy of the proxy materials. This approach conserves natural resources and reduces our costs of printing and distributing the proxy materials, while providing a convenient method of accessing the materials and voting. All stockholders receiving the E-Proxy Notice will have the ability to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the E-Proxy Notice. In addition, the E-Proxy Notice contains instructions on how you may request to access proxy materials in printed form by mail or electronically on an ongoing basis.

How can I access the proxy materials over the Internet?

Your E-Proxy Notice about the Internet availability of the proxy materials or proxy card will contain instructions on how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available on our website at www.bristowgroup.com.

Your E-Proxy Notice or proxy card will contain instructions on how you may request to access proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will reduce the costs of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where our proxy materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until terminated by you.

How do I vote by proxy?

If you are a stockholder of record, you may vote your proxy by marking your proxy card to reflect your vote, signing and dating each proxy card you receive and returning each proxy card in the enclosed self-addressed envelope. The shares represented by your proxy will be voted according to the instructions you give on your proxy card. In addition, you may vote your shares by telephone or via the Internet by following the instructions provided on the E-Proxy Notice or proxy card.

How do I revoke my proxy?

You have the right to revoke your proxy at any time before the meeting by notifying our Corporate Secretary in writing or by delivering a later-dated proxy. If you are a stockholder of record, you may also revoke your proxy by voting in person at the meeting.

How do I vote in person?

If you are a stockholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy card, even if you plan to attend the meeting.

How do I submit a stockholder proposal or nominate a director for the Annual Meeting?

Rule 14a-8(e) under the Securities Exchange Act of 1934 provides that, if a stockholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by February 24, 2016, which is the 120th calendar day before the anniversary of the date of this proxy statement. However, if the date of next year’s Annual Meeting is more than 30 days from the first anniversary of this year’s Annual Meeting, notice is required a reasonable period of time before we print and mail our proxy materials. We will notify you of this deadline in a Quarterly Report on Form 10-Q or in another communication to you. Proposals should be addressed to our Corporate Secretary, 2103 City West Blvd., 4th Floor, Houston, Texas 77042. In addition, our bylaws provide that any stockholder wishing to nominate a candidate for director or to propose any other business at next year’s Annual Meeting must give us written notice not earlier than the close of business on April 7, 2016, and not later than the close of business on May 7, 2016, which are the 120th day prior to and the 90th day prior to the first anniversary of this year’s Annual Meeting. However, if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice is required not earlier than 120 days prior to the Annual Meeting and not later than the later of 90 days prior to the Annual Meeting or the 10th day after publicly disclosing the meeting date.

Our bylaws require that a nominee for election as a director must deliver to our Corporate Secretary an irrevocable letter of resignation pursuant to our majority vote policy described in more detail below as well as a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made, together with specified written representations concerning voting agreements, arrangements with parties other than the Company and compliance with the citizenship provisions of our bylaws and other governance matters, as set forth in our bylaws.

In addition, stockholders seeking to submit a nomination or proposal for consideration at a meeting of stockholders are required to provide additional detailed information with respect to their record and beneficial ownership of the Company’s stock, as well as information regarding the nominees or other business the stockholder proposes to bring before a meeting of the stockholders. Copies of our bylaws are available to stockholders free of charge upon request to our Corporate Secretary.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors (or, our “Board”) has adopted Corporate Governance Guidelines that govern the structure and functioning of our Board and set out our Board’s policies on a number of governance issues. A copy of our Corporate Governance Guidelines is posted on our website, www.bristowgroup.com, under the “Governance” caption.

Director Independence

Our Corporate Governance Guidelines require that a substantial majority of our Board consist of independent directors. In general, the Corporate Governance Guidelines require that an independent director must have no material relationship with the Company, directly or indirectly, except as a director. Our Board determines independence on the basis of the standards specified by the New York Stock Exchange (the “NYSE”) and other facts and circumstances our Board considers relevant.

Our Board has reviewed any business transactions and charitable relationships between the Company and each director standing for election to determine compliance with the categorical standards described above and to evaluate whether there are any other facts or circumstances that might impair the independence of a director. In making this determination, our Board considered that directors Mathew Masters and Stephen A. King are directors and executive officers of Caledonia Investments plc (“Caledonia”) and were designated by Caledonia to our Board pursuant to a Master Agreement dated December 12, 1996 among the Company, a predecessor in interest to Caledonia and certain other persons in connection with our acquisition of 49% of and other substantial interests in Bristow Aviation Holdings Limited (“Bristow Aviation”). In connection with such transaction, we and Caledonia also entered into a Put/Call Agreement whereunder, upon giving specified prior notice, we have the right to buy all the Bristow Aviation shares held by Caledonia, who, in turn, has the right to sell such shares to us. Messrs. Masters and King also serve on the board of directors of Bristow Aviation; however, neither Caledonia nor Messrs. Masters and King receive any distributions or compensation from Bristow Aviation. Our Board has considered Caledonia’s interests in each of the Company and Bristow Aviation and determined that there is no conflict in such interests. Our Board believes that having the two Caledonia designees on our Board helps further align the interests of our Board with our stockholders. Beginning in September 2004, the Company began paying to Caledonia the amount of guaranteed return on the put/call on a quarterly basis. In fiscal year 2015, the Company paid to Caledonia $0.1 million representing the amount due for the period from April 1, 2014 to March 31, 2015. According to its most recent Form 13F filed with the SEC on April 23, 2015, Caledonia was the direct beneficial owner of 1,618,729 shares of our common stock as of March 31, 2015, representing approximately 4.65% of our shares outstanding on such date. Our Board determined that Messrs. Masters and King do not have a material relationship with the Company due to their affiliation with Caledonia because, consistent with principles in NYSE listing standards, our Board does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding. Further, Messrs. Masters and King disclaim beneficial ownership of the common stock owned by Caledonia. Based on its review, our Board has determined that Ms. Gobillot and Messrs. Amonett, Cannon, Flick, Godden, Gompert, King, Knudson, Masters and Stover are independent. Our Board has appointed only independent directors to our Audit Committee and Compensation Committee in accordance with the independence requirements set forth in the SEC rules, NYSE listing standards and the charters of such committees.

Term of Office; Mandatory Retirement

All of our directors stand for election at each Annual Meeting.

Under our Corporate Governance Guidelines:

•

directors will resign from our Board effective at the Annual Meeting of Stockholders following their 75th birthday, unless two-thirds of the members of our Board (with no independent director dissenting) determine otherwise;

•	employee directors will resign from our Board when they retire, resign or otherwise cease to be employed by the Company;

•

a non-employee director who retires or changes his or her principal job responsibilities will offer to resign from our Board and the Governance and Nominating Committee of our Board will assess the situation and recommend to the full Board whether to accept the resignation; and

•

a director who joins or resigns from the board of directors of another public company, or otherwise changes roles or committees on such board of directors, is not required to offer to resign from our Board, but any such director must notify and consult with our Chief Legal Officer prior to joining another public company’s board of directors or audit committee.

Under our bylaws, the Board shall nominate only those candidates for election or re-election to our Board who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (i) in an Uncontested Election such nominee fails to receive more votes cast for than against his or her election or re-election and (ii) the Board accepts this resignation following such failure.

Executive Sessions

The Company’s Corporate Governance Guidelines provide that at each regularly scheduled meeting, the Company’s non-management directors shall meet in executive session without any management participation. In addition, if any of the non-management directors are not independent under the applicable rules of the NYSE, then independent directors will meet separately at least once a year. Normally, the Chairman of our Board will preside at executive sessions, but, if the roles of Chairman and Chief Executive Officer are combined, the non-management directors will select another director to serve as Lead Director to preside at such sessions. If an additional meeting of independent non-management directors is necessary, and the Chairman of our Board is not independent, then one of the independent non-management directors will be selected as Lead Director to preside at that meeting.

Code of Ethics and Business Conduct

Our Board has adopted a Code of Business Integrity for directors and employees (our “Code”). Our Code applies to all directors and employees, including the chief executive officer, the chief financial officer, and all senior financial officers. Our Code covers topics including, but not limited to, conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, international trade regulations, confidentiality, compliance procedures and employee complaint procedures. Our Board periodically reviews and revises our Code, as it deems appropriate. Our Code is posted on our website, www.bristowgroup.com, under the “About Us—Vision, Mission, Values—Code of Business Integrity” caption.

The Governance and Nominating Committee will review any issues under our Code involving an executive officer or director and will report its findings to the full Board. Only in special circumstances will our Board consider granting a waiver to any provision of our Code, and any waiver will be promptly disclosed.

Director Selection

Our Board has adopted criteria for the selection of directors that describe the qualifications the Governance and Nominating Committee must evaluate and consider with respect to director candidates. Such criteria include the following:

•	Experience serving as chief executive officer or other senior corporate executive,

•	International business experience,

•	Energy or oilfield service company experience,

•	Aviation or logistics management experience,

•	Finance, accounting, legal or banking experience, and

•	Government relations experience.

These criteria are included in the Corporate Governance Guidelines which are posted on our website. Although our Board does not have a formal diversity policy, the Nominating and Corporate Governance Committee, when assessing the qualifications of prospective nominees to our Board, takes into account our Board’s desire to have an appropriate mix of backgrounds and skills. Each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of the Company and our stockholders, are also factors. Our Board does not select director nominees on the basis of race, color, gender, national origin, marital status or religious affiliation.

The Governance and Nominating Committee believes that each of the nominees for director has attributes that are important to an effective board, including integrity and demonstrated high ethical standards, sound judgment, analytical skills, the ability to engage management and each other in a constructive and collaborative fashion and the commitment to devote significant time and energy to service on our Board and its committees. In addition, when considering each of the nominees for director, the committee reviewed their overall level of expertise and experience in their respective professions, which is described in the director biographies herein. The Governance and Nominating Committee found that each of the nominees has the skills and experience that is particularly relevant to the Company’s business, as outlined below:

	Senior Corporate Executive Experience	International Business Experience	Energy or Oilfield Service Company Experience	Aviation or Logistics Management Experience	Finance, Accounting, Legal or Banking Experience	Government Relations Experience
Thomas N. Amonett	✓	✓	✓		✓
Jonathan E. Baliff	✓	✓	✓	✓	✓	✓
Stephen J. Cannon	✓	✓		✓	✓	✓
Michael A. Flick	✓		✓		✓
Lori A. Gobillot	✓	✓		✓	✓
Ian A. Godden	✓	✓	✓	✓	✓
David C. Gompert	✓	✓		✓	✓	✓
Stephen A. King	✓	✓			✓
Thomas C. Knudson	✓	✓	✓	✓		✓
Mathew Masters	✓	✓			✓
Bruce H. Stover	✓	✓	✓

The Governance and Nominating Committee proposes nominees for director and acts pursuant to its charter, which is posted on our website, www.bristowgroup.com, under the “Governance” caption. It is the policy of the Governance and Nominating Committee to consider director candidates recommended by our employees, directors, stockholders, and others, including search firms. The Governance and Nominating Committee has sole authority to retain and terminate any search firm used to identify candidates for director and has sole authority to approve the search firm’s fees and other retention terms.

If a stockholder wishes to recommend a director for nomination, he or she must follow the procedures set forth below for nominations to be made directly by a stockholder. In addition, the stockholder should provide such other information as such stockholder may deem relevant to the Governance and Nominating Committee’s evaluation. All recommendations, regardless of the source of identification, are evaluated on the same basis as candidates recommended by our directors, chief executive officer, other executive officers, third-party search firms or other sources.

Our bylaws permit stockholders to nominate directors for election at an annual stockholders meeting regardless of whether such nominee is submitted to and evaluated by the Governance and Nominating Committee. To nominate a director using this process, the stockholder must follow procedures set forth in our bylaws. Those procedures require a stockholder wishing to nominate a candidate for director at next year’s Annual Meeting to give us written notice not earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding Annual Meeting and not later than the close of business on the 90th day prior to the anniversary date of the immediately preceding Annual Meeting. However, if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice is required not earlier than 120 days prior to the Annual Meeting and not later than the later of 90 days prior to the Annual Meeting or the 10th day after we publicly disclose the meeting date. The notice to our Corporate Secretary must include the following:

•	The nominee’s name, age and business and residence addresses;

•	The nominee’s principal occupation or employment;

•	The class and number of our shares, if any, owned by the nominee;

•	The name and address of the stockholder as they appear on our books;

•	The class and number of our shares owned by the stockholder as of the record date for the Annual Meeting (if this date has been announced) and as of the date of the notice;

•	A representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the candidate specified in the notice;

•	A description of all arrangements or understandings between the stockholder and the nominee; and

•

Any other information regarding the nominee or stockholder that would be required to be included in a proxy statement relating to the election of directors, including the specific experience, qualifications, attributes or skills that led the stockholder to believe that the person should serve as a director.

In addition, our bylaws require that a nominee for election or re-election must deliver to our Corporate Secretary an irrevocable letter of resignation pursuant to our majority vote policy described in more detail above as well as a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made and make certain representations and agreements.

Our bylaws provide that at least two-thirds of our Board must be citizens of the United States within the meaning of the Federal Aviation Act. Our bylaws provide that a person that is not a citizen of the United States is not eligible for nomination or election as a director if such person’s election, together with the election of any incumbent directors that are not U.S. Citizens and are candidates for election as Directors at the same time, would cause less than two-thirds of the Company’s directors to be citizens of the United States. Of the eleven director nominees proposed by our Board for election at the Annual Meeting of Stockholders, eight (or more than two-thirds) are citizens of the United States within the meaning of the Federal Aviation Act.

Board Leadership Structure

Pursuant to our Corporate Governance Guidelines, our Board may combine the roles of the Chairman with that of the chief executive officer if it determines that this provides the most effective leadership model. Our Board also recognizes that it may be desirable to assign these roles to different persons from time to time to ensure that our Board remains independent and responsive to stockholder interests. If our Board combines the role of the Chairman with that of the chief executive officer, then our Board will also select a Non-Executive Chairman/Lead Director to schedule and chair executive sessions of our Board and to perform such other functions as are assigned to such Non-Executive Chairman/Lead Director by our Board on the recommendation of the Governance and Nominating Committee.

Our Board’s current belief is that the functions performed by the Chairman and the chief executive officer should continue to be performed by separate individuals in order to allow the Chairman to lead our Board in its fundamental role in providing guidance and oversight of management and the chief executive officer to focus on managing the day-to-day business of the Company. Our Board reevaluates its view on such leadership structure periodically.

Risk Oversight

The Company has historically placed a high level of importance on addressing, pre-empting and managing those matters that may present a significant risk to the Company. Our Board has oversight responsibility of the processes established to report and monitor material risks applicable to us. Our Board has delegated to management the responsibility to manage risk and bring to the attention of our Board the most material risks to our Company. The Company has robust internal enterprise risk management processes and a strong internal control environment to identify and manage risks and to communicate with our Board about these risks. Additionally, our Board has established financial guidelines concerning liquidity, coverage and leverage intended to allow the Company to maintain a strong balance sheet and financial flexibility in all market conditions while avoiding excessive financial risk. Our Board is updated regularly on relevant matters, including, but not limited to, compliance with the financial guidelines, tax and accounting matters, litigation status, compliance with governmental regulations, quality controls, safety performance, strategic and operational and financial issues. Our Board frequently discusses these matters in detail in order to adequately assess and determine the Company’s potential vulnerability and consider appropriate risk management strategies and mitigating controls where necessary.

In accordance with the charter of the Audit Committee, the Audit Committee meets periodically with management to review our major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee reports to our Board at each regularly scheduled meeting. Our Board also regularly meets separately with the Company’s independent auditors and internal auditors in executive session outside the presence of management.

Director Attendance

Our Board held eight meetings during the past fiscal year. During this period, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board during the period in which he or she was a director and (ii) the total number of meetings held by all committees on which he or she served during the period in which he or she was a director. Our Board expects each of the directors to attend all of the meetings of our Board and each of the committees on which he or she serves which is one of the reasons that our Board in May 2013 decided to no longer pay meeting attendance fees to directors but instead compensate directors through a combination of an annual director fee and restricted stock awards.

It is our policy that each director of the Company is also expected to be present at each Annual Meeting, absent circumstances that prevent attendance. All of our directors attended the Annual Meeting held on July 31, 2014. We facilitate director attendance at the Annual Meetings by scheduling such meetings in conjunction with regular Board and committee meetings.

Communication with Directors

Our Board welcomes the opportunity to hear from our stockholders and proactively engages with our stockholders on matters of interest such as executive compensation, corporate governance and Company strategy. Our Board maintains a process for stockholders and interested parties to communicate directly with our Board. All communications should be delivered in writing addressed to our Corporate Secretary at 2103 City West Blvd., 4th Floor, Houston, Texas 77042. The correspondence should be addressed to the appropriate party, namely: (i) Bristow Group Inc.—Board, (ii) Bristow Group Inc.—Governance and Nominating Committee, (iii) Bristow Group Inc.—Audit Committee, (iv) Bristow Group Inc.—Compensation Committee or (v) the individual director designated by full name or position as it appears in the Company’s most recent proxy statement. We also maintain policies for stockholders and other interested parties to communicate with the Lead Director of executive sessions or with the non-management directors as a group. Such communications should be delivered in writing to: Lead Director or Non-Management Directors of Bristow Group Inc., as the case may be, c/o Corporate Secretary, Bristow Group Inc., 2103 City West Blvd., 4th Floor, Houston, Texas 77042. Communications so addressed and clearly marked as “Stockholder Communications” will be forwarded by our Corporate Secretary unopened to, as the case may be, the Chairman of our Board or the then-serving Lead Director (being the independent director scheduled to preside at the next meeting of the non-management or independent directors).

All communications must be accompanied by the following information:

•

If the person submitting the communication is a security holder, a statement of the type and amount of the securities of the Company that the person holds; or, if the person is not a stockholder, a statement regarding the nature of the person’s interest in the Company; and

•	The address, telephone number and e-mail address, if any, of the person submitting the communication.

For more detail, refer to our Company Policy for Communication with our Board posted on our website, www.bristowgroup.com, under the “Governance” caption.

Forum Selection

In March 2014, our Board approved an amendment to our bylaws that provides that, unless our Board consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), or (iv) any action asserting a claim governed by the “internal affairs doctrine,” shall be a state or federal court located within the State of Delaware, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants.

Our Board adopted the forum selection provision to serve the Company’s best interests and benefit stockholders by minimizing the expense of litigation in multiple jurisdictions and directing claims to courts that have expertise in Delaware corporate law. The Company’s forum selection provision seeks to address the issues that arise when plaintiffs or their lawyers forum-shop, such as the growing trend of companies facing the filing of duplicative lawsuits in multiple jurisdictions. In this regard, the Company’s forum selection provision may allow the Company and our stockholders to avoid costly and duplicative litigation and the risk of inconsistent outcomes when multiple similar cases proceed in different courts. Thus, our Board believes that selecting an exclusive forum for certain types of disputes is in the best interests of the Company and our stockholders.

Our Board also believes that designating Delaware courts as the exclusive forum benefits the Company and stockholders by having claims heard by courts that have expertise in Delaware corporate law. The Company is incorporated in the State of Delaware. Delaware courts, and in particular, the Delaware Court of Chancery, are widely regarded as having significant expertise in corporate law issues.

Furthermore, our Board narrowly tailored the forum selection provision to apply only to certain suits. Specifically, as described above, the forum selection provision provides the sole and exclusive forum only for certain derivative actions, fiduciary duty claims, claims arising pursuant to the DGCL, and claims governed by the internal affairs doctrine that should be brought in Delaware. As a result, the provision does not affect the ability of stockholders to bring many other types of lawsuits, such as lawsuits under the federal securities laws that are not derivative in nature, in any appropriate forum. Moreover, our Board retains the ability to consent to an alternative forum on a case-by-case basis.

Many companies have adopted similar provisions, and in June 2013, the Delaware Court of Chancery upheld the facial validity of forum selection provisions that are very similar to the provision added to our bylaws, holding that they were statutorily and contractually valid. In addition, our Board’s adoption of the forum selection bylaw amendment is consistent with Delaware law and with Article VIII of our bylaws, which gives our Board the authority and flexibility to adopt bylaw amendments without also obtaining stockholder approval. We believe this process is appropriate given our Board’s responsibility to protect the interests of the Company and our stockholders.

COMMITTEES OF THE BOARD OF DIRECTORS

Our Board has standing Audit, Compensation and Governance and Nominating Committees. The charter for each of these committees is posted on our website, www.bristowgroup.com, under the “Governance” caption and is available free of charge on request to our Corporate Secretary at 2103 City West Blvd., 4th Floor, Houston, Texas 77042. During fiscal year 2015, the Audit Committee met four times, the Compensation Committee met five times and the Governance and Nominating Committee met three times. As of the Record Date, the members and chairperson for each of the Audit, Compensation and Governance and Nominating Committees were as set forth in the table below and each of the members of each such committee was determined to be independent as defined by the applicable NYSE and SEC rules. The members and chairperson for each committee set forth below were the same in the prior fiscal year, except that Mr. Cannon resigned from the Governance and Nominating Committee to make room for our Board’s newest director, Mr. Gompert, who joined our Board on February 4, 2015 and subsequently joined the Governance and Nominating Committee on May 14, 2015.

Independent Directors	Board Committees
	Audit	Compensation	Governance and Nominating
Thomas N. Amonett
Stephen J. Cannon
Michael A. Flick
Lori A. Gobillot
Ian A. Godden
David C. Gompert
Stephen A. King
Thomas C. Knudson
Mathew Masters
Bruce H. Stover

- Committee Chairperson
- Committee Member
- Audit Committee Financial Expert

Audit Committee

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. The Audit Committee also monitors the integrity of the Company’s financial statements and the independence and performance of the Company’s auditors and reviews the Company’s financial reporting processes. The Audit Committee reviews and reports to our Board the scope and results of audits by the Company’s independent auditors and the Company’s internal auditing staff and reviews the audit and other professional services rendered by the independent auditors. It also reviews with the independent auditors the adequacy of the Company’s system of internal controls. It reviews transactions between the Company and the Company’s directors and officers, the Company’s policies regarding those transactions and compliance with the Company’s business ethics and conflict of interest policies.

Our Board requires that all members of the Audit Committee meet the financial literacy standard required under the NYSE rules and that at least one member qualifies as having accounting or related financial management expertise under the NYSE rules. In addition, the SEC has adopted rules requiring that the Company disclose whether or not the Company’s Audit Committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her experience, has all of the following attributes:

•	an understanding of generally accepted accounting principles and financial statements;

•	an ability to assess the general application of such principles in connection with accounting for estimates, accruals and reserves;

•

experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities;

•	an understanding of internal controls and procedures for financial reporting; and

•	an understanding of audit committee functions.

The person is to further have acquired such attributes through one or more of the following:

•

education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

•	experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions; and

•	experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements or other relevant experience.

Our Board has reviewed the criteria set by the SEC and determined that all five members meet the financial literacy standards required by NYSE rules and qualify under the NYSE rules as having accounting or related financial management expertise. Our Board has also determined that Mr. King qualifies as an audit committee financial expert.

Compensation Committee

The Compensation Committee, among other matters:

•	approves the compensation of the Chief Executive Officer and all other executive officers;

•	evaluates the performance of the Chief Executive Officer and all other executive officers against approved performance goals and other objectives and reports its findings to our Board;

•	reviews and approves changes in certain employee benefits and incentive compensation plans which affect executive officer compensation;

•	reviews and makes recommendations with respect to changes in equity-based plans and director compensation; and

•	prepares a report to be included in the Company’s annual proxy statement.

In order to assist the Committee in satisfying its responsibilities set forth above, the Committee from time to time engages independent legal counsel as well as a compensation consultant. Awards under equity-based plans are considered and approved by a subcommittee of the Compensation Committee, which consists entirely of “non-employee directors,” as defined by Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, all of whom satisfy the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

Governance and Nominating Committee

The Governance and Nominating Committee assists our Board in:

•	identifying individuals qualified to become members of our Board consistent with criteria approved by our Board;

•	recommending to our Board the director nominees to fill vacancies and to stand for election at the next Annual Meeting;

•	developing and recommending to our Board the corporate governance guidelines to be applicable to the Company;

•	recommending committee assignments and chairperson designations for directors to our Board;

•	overseeing the evaluation process by which our Board or any committee thereof reviews our Board’s, any committee’s or management’s performance; and

•	overseeing the succession plan process for each of the Company’s senior executive officers and the Chairman of our Board.

ITEM 1 - ELECTION OF DIRECTORS

Our Board currently consists of eleven directors. The term of office of all of our present directors will expire no later than the day of the Annual Meeting upon the election of their successors. Our Board has fixed the number of directors to be elected at the Annual Meeting at eleven. The directors elected at the Annual Meeting will serve until their respective successors are elected and qualified or until their earlier death, resignation or removal.

Unless authority to do so is withheld by the stockholder, each proxy executed and returned by a stockholder will be voted for the election of the nominees hereinafter named. Directors having beneficial ownership derived from presently existing voting power of approximately 5.2% of our common stock as of the Record Date have indicated that they intend to vote for the election of each of the nominees named below. If any nominee withdraws or for any reason is unable to serve as a director, the persons named in the accompanying proxy either will vote for such other person as our Board may nominate or, if our Board does not so nominate such other person, will not vote for anyone to replace the nominee. Except as described below, our management knows of no reason that would cause any nominee hereinafter named to be unable to serve as a director or to refuse to accept nomination or election.

Pursuant to our bylaws, in an Uncontested Election (as defined in our bylaws), the nominees for director receiving more votes cast for than against his or her election or re-election will be elected. In the event a nominee fails to receive more votes cast for than against his or her election or re-election, our Board will take action within 90 days of the stockholder vote to either accept or reject the letter of resignation submitted by such nominee. Our Board will promptly and publicly disclose its decision regarding whether or not to accept such nominee’s resignation letter. In a Contested Election (as defined in our bylaws), the nominees for director receiving a plurality of the votes cast will be elected. The proxyholder named in the accompanying proxy card will vote FOR each of the nominees named herein unless otherwise directed therein. In Contested Elections and Uncontested Elections, abstentions and instructions to withhold authority to vote for one or more of the nominees and broker nonvotes will result in those nominees receiving fewer votes but will not count as votes AGAINST a nominee.

Our Board recommends that stockholders vote FOR the election to our Board of each of the nominees named below.

Information Concerning Nominees

Our present Board proposes for election the following eleven nominees for director. Each of the nominees named below is currently a director of the Company and each, with the exception of Mr. Gompert, was elected at the Annual Meeting held on July 31, 2014. Mr. Gompert was recommended to our Nominating and Governance Committee by a third-party search firm and one of our non-employee directors. Mr. Gompert was appointed to our Board on February 4, 2015 following an extensive interview and screening process involving a number of qualified candidates, and taking into account, among other things, stockholders’ interest in adding directors with significant corporate executive, international business and government relations experience. He was subsequently recommended by our Governance and Nominating Committee and appointed by our Board to our Governance and Nominating Committee on May 14, 2015. All nominees for director are nominated to serve one-year terms until the Annual Meeting in 2016 and until their respective successors are elected and qualified, or until their earlier resignation, removal from office, or death.

We have provided information below about our nominees, including their age, citizenship and business experience during the past five years, including service on other boards of directors. We have also included information about each nominee’s specific attributes, experience or skills that led our Board to conclude that he or she should serve as a director on our Board in light of our business and structure. Unless we specifically note below, no corporation or organization referred to below is a subsidiary or other affiliate of Bristow Group Inc.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)

Board since 2006 Audit since 2006 Compensation since 2006	Thomas N. Amonett American Age: 71

Athlon Solutions, LLC (a private provider of specialty chemicals and related services to refineries and other industrial companies)

-   President and Chief Executive Officer,
since April 2013

Champion Technologies Inc. (a private, international specialty chemicals manufacturer)

-   President, Chief Executive Officer and a director, 1999 – April 2013

American Residential Services, Inc. (a public company providing equipment and services for residential living)

-   President, Chief Executive Officer and a director, 1997 – 1999

Public Companies:

-  Hercules Offshore, Inc. (Nominating and Governance) (since 2007)

-  Orion Marine Group, Inc. (Audit & Nominating and Governance) (since 2007)

Private Companies:

-  T.F. Hudgins Inc. (since 2014)

-  Champion Technologies Inc. (1999 – 2013)

Board Recommendation: Our Board concluded that Mr. Amonett should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.

Key attributes, experience and skills: Mr. Amonett is an attorney by education and he has extensive executive leadership experience that he has attained through serving as a chief executive officer for almost two decades. He also has significant board experience that he has attained through serving on the boards of several private and public companies in the energy services industry. Mr. Amonett’s legal insight and business acumen have proven to be invaluable assets for our Board and, in particular, the Audit and Compensation Committees.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)

Board since 2014	Jonathan E. Baliff American Age: 51

Bristow Group Inc.

-   President and Chief Executive Officer,
since July 2014

-   President,
June 2014 – July 2014

-   Senior Vice President and Chief Financial Officer, 2010 – June 2014

NRG Energy, Inc. (a public, power and energy company)

-   Executive Vice President, Strategy, 2008 – 2010

Credit Suisse, Global Energy Group (a public investment bank)

-   Managing Director, 1996 – 2008

Private Companies:

-   Jewish Family Services of Houston (Chairman of the Administrative Services Committee) (since 2011)

-   Georgetown University Graduate School of Foreign Service (Advisory Board) (since 2010)

Board Recommendation: Our Board concluded that Mr. Baliff should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.

Key attributes, experience and skills: As our President and Chief Executive Officer, Mr. Baliff provides a critical link between senior management and our Board. Mr. Baliff served on active duty in the U.S. Air Force for eight years from 1985 to 1993 in numerous assignments flying the F-4G Phantom including the first combat missions during the first Gulf War. Mr. Baliff’s commitment to safety originated from these experiences as an aviator. In addition to his military, aviation and financial experience, his extensive experience in the energy industry together with his knowledge of the culture, operations and clients of the Company assist our Board in making strategic decisions.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)

Board since 2002 Audit since 2002 Governance from 2004 to 2015	Stephen J. Cannon American Age: 61

TSG Technical Services, Inc. (a private, international government service provider)

-   (Retired) President and Chief Executive Officer,
2007 – 2009

DynCorp International LLC (a private technology company)

-   President and Chief Executive Officer, 2005 – 2006

-   President, 2000 – 2005

-   General Manager, Technical Services, 1993 – 1999

-   Vice President, Aerospace Technology, 1988 – 1993

- None

Board Recommendation: Our Board concluded that Mr. Cannon should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.

Key attributes, experience and skills: Mr. Cannon’s almost 25 years of service at DynCorp afforded him the opportunity to develop extensive operations, international business and aviation skills and ultimately gain executive management experience. His subsequent experience as President and Chief Executive Officer at TSG required him to develop expertise in the area of governmental relations and contracts which may be of particular use for our Board as the Company increases its search and rescue business in the United Kingdom and explores other search and rescue opportunities with various governments around the world.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)

Board since 2006 Audit since 2006 Compensation from 2007 to 2012 Governance since 2012	Michael A. Flick American Age: 66

First Commerce Corporation (a public

commercialbank), 1970 – 1998

-   (Retired) Executive Vice President and Chief Administrative Officer, 1992 – 1998

-   Chief Financial Officer, late 1980s – early 1990s

-   Chief Credit Policy Officer, 1979 – 1992

Public Companies:

-   Gulf Island Fabrication Inc. (Compensation and Audit) (since 2007)

PrivateCompanies:

-   University of New Orleans Foundation (Investment) (since 1985)

-   Catholic Foundation of New Orleans (Finance) (2011 – 2013)

-   Community Coffee Company (1998 – 2009)

Board Recommendation: Our Board concluded that Mr. Flick should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.

Key attributes, experience and skills: Mr. Flick’s experience in the banking and financial services industries provides him with extensive knowledge of financial reporting, legal and audit compliance and risk management making him highly qualified to serve as a member of the Audit Committee and our Board. In addition, his prolonged and continued service on multiple public and private company boards make him highly qualified to serve as a member of our Corporate Governance and Nominating Committee.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)

Board since 2012 Compensation since 2012	Lori A. Gobillot American Age: 53

InVista Advisors LLC (a private project management and consulting company)

-   Founding Partner and Consultant, since 2013

United Airlines, Inc. (a public air transportation company)

-   Vice President, Integration Management,
October 2010 – 2012

Continental Airlines, Inc. (a public air transportation company)

-   Vice President, Integration Management,
June 2010 – October 2010

-   Staff Vice President, Assistant General Counsel and Assistant Secretary, 2006 – June 2010

Private Companies: - Agape Development (since January 2015) - GetGoing, Inc. (Advisory Board) (since 2012)

Board Recommendation: Our Board concluded that Ms. Gobillot should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.

Key attributes, experience and skills: Ms. Gobillot is an attorney by education with extensive management and legal experience within the aviation industry as well as experience in private practice representing a variety of clients. Her years of experience at a capital intensive airline with a similar focus on safety, regulatory compliance, customer service and employee satisfaction add a helpful perspective to our Board’s deliberations. Her aviation background and legal knowledge allow her to contribute significantly as a member of the Compensation Committee and benefit our Board’s decision making process. Her expertise in corporate governance has been recognized by her being honored as a NACD Board Leadership Fellow. Her experience with fixed wing airlines is of particular use for our Board in connection with the Company’s strategic investment in Eastern Airways International Ltd. in February 2014 and Capiteq Limited (d/b/a Airnorth) (“Airnorth”) in February 2015.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)

Board since 2010 Audit since 2010 Governance since 2010	Ian A. Godden British Age: 61

KBC Advanced Technologies (a public consulting and software company dedicated to hydrocarbon processing)

-   Non-Executive Chairman, 2011 – January 2013; and January 2015 to present

-   Executive Chairman, January 2013 – December 2014

-   Senior Independent Non-Executive Director,
2008 – 2011

Glenmore Energy Inc. (a private energy company)

-   Founder and Chairman, since 2004

Farnborough International Limited (a private subsidiary company of ADS described below)

-   Chairman, 2009 – February 2013

A|D|S Group Ltd. (a private trade organization that represents the U.K. civil aerospace, defense and security industries)

-   Chairman, 2007 – 2011

Roland Berger Strategy Consultants (a private consulting company)

-   U.K. Managing Partner, 2000 – 2004

Booz Allen and Hamilton (a private consulting company)

-   U.K. Managing Partner, 1996 – 1998

Public Companies: - KBC Advanced Technologies (Remuneration and Nominations Committees) (since 2008) (Audit) (2008 – 2011) - E2V Technologies PLC (Audit) (2003 – 2010)

Board Recommendation: Our Board concluded that Mr. Godden should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.

Key attributes, experience and skills: Mr. Godden received a Bachelor of Science degree in engineering from Edinburgh University in Scotland and an MBA from Stanford University in California. He has extensive practical experience in the aviation industry, particularly in the areas of aviation safety, training, technology and logistics management which are each critical to the Company at this stage of its growth. His expertise in corporate governance has been recognized by his being honored as a NACD Board Leadership Fellow. Finally, his international experience and background in strategic consulting aids our Board in reviewing decisions and developing the strategy for the Company.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)

Board since 2015 Governance since 2015	The Honorable David C. Gompert American Age: 69

United States Naval Academy

-   Distinguished Visiting Professor for National Security Studies, since 2010

RAND Corporation (a public policy research organization)

-   Adjunct Senior Fellow, since 2010

-   Senior Fellow, 2004 – 2009

-   President, RAND Europe, 2000 – 2003

-   Vice President, 1993 – 2000

Office of the Director of National Intelligence (United States government)

-   Acting Director of National Intelligence, 2010 (chief intelligence advisor to President Obama)

-   Principal Deputy Director, 2009 – 2010

Coalition Provisional Authority, Iraq

-   Senior Advisor for National Security and Defense, 2003 – 2004

National Defense Research Institute (a federally funded research and development center)

-   Director, 1993 – 2000

Public Companies:

-   Global Defense & National Securities Systems, Inc.
(Audit, Compensation & Nominating and Governance) (since 2013)

Private Companies:

-   Global Integrated Security (USA) Inc. (Chairman) (since 2011)

Board Recommendation: Our Board concluded that Mr. Gompert should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.

Key attributes, experience and skills: Mr. Gompert holds a B.S. in Engineering from the U.S. Naval Academy and a M.P.A. from Princeton University’s Woodrow Wilson School of Public and International Affairs. Mr. Gompert has enjoyed a distinguished career in the U.S. government, holding senior positions including the Principal Deputy Director of National Intelligence, Acting Director of National Intelligence serving as President Barack Obama’s chief intelligence advisor, Special Assistant to President George H. W. Bush, and Special Assistant to Secretary of State Henry Kissinger. He is also a member of the American Academy of Diplomacy, the Council on Foreign Relations, and the Advisory Board of the Center for Cyber Studies at the U.S. Naval Academy. His extensive government and national security experience are expected to assist our Board in connection with the development of our search and rescue business in the United Kingdom and other potential search and rescue opportunities with various governments. Mr. Gompert’s experience in senior management positions in the private sector at Unisys and AT&T also provides additional perspectives to our Board. In addition, his prolonged and continued service on multiple public and private company boards make him highly qualified to serve as a member of our Corporate Governance and Nominating Committee.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)

Board since 2011 Audit since 2011	Stephen A. King (1) British Age: 54

Caledonia Investments plc (a public investment company)

-   Finance Director, since 2009

De La Rue plc (a public printer of commercial paper and bank notes for central banks)

-   Group Finance Director, 2002 – 2009

Midlands Electricity plc (a public international power distribution and generation group)

-   Group Finance Director, 1997 – 2002

Public Companies: - Caledonia Investments plc (since 2009) - TT Electronics (Audit) (since 2012) - The Weir Group plc (Audit) (2005 – 2012)

Board Recommendation: Our Board concluded that Mr. King should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.

Key attributes, experience and skills: Mr. King is an accountant by training with significant international finance expertise. Mr. King has been the Finance Director at Caledonia Investments plc since December 2009. He began his career as an accountant for Coopers & Lybrand (now Pricewaterhouse Coopers LLP) and then worked his way up through the finance department of several companies to become the Finance Director for Caledonia, one of the most respected investment houses in the United Kingdom. He also has extensive experience on boards of public companies in the United Kingdom that allow him to bring a different perspective to Board deliberations that ultimately benefits our Board’s decision making process. His expertise in corporate governance has been recognized by his being honored as a NACD Board Leadership Fellow. Finally, his experience as chairman of the audit committees of TT Electronics and The Weir Group plc, together with his financial and accounting expertise gained over almost two decades of serving as a finance director for various organizations, make him well suited to continue to serve as Chairman of our Audit Committee.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)

Board since 2004 Governance since 2004 Compensation from 2004 to 2006 (Former) Executive Committee from 2006 to 2007	Thomas C. Knudson American Age: 69	Tom Knudson Interests (a private consulting company) - Founder and President, since 2004 ConocoPhillips (a public oil and gas company) - Senior Vice President, 1975 – 2004

Public Companies:

-   Midstates Petroleum Company, Inc. (Chairman) (since April 2015) (Interim Chairman)
(April 2014 – April 2015) (Audit) (April 2014 – March 2015) (Nominating and Governance) (since 2013)

-   MDU Resources Group Inc. (Compensation) (2008 – April 2014)

-   Natco Group Inc. (Presiding Director) (Governance, Nominating and Compensation) (2005 – 2009)

-   Williams Partners L.P.
(Audit and Conflicts) (2005 – 2007)

Private  Companies:

-   National Association of Corporate Directors (NACD) Texas Tri- Cities Chapter (since 2012)

-   Episcopal Seminary of the Southwest (2012 – May 2015)

Board Recommendation: Our Board concluded that Mr. Knudson should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.

Key attributes, experience and skills: Mr. Knudson has served as the Chairman of our Board since 2006. He holds a bachelor’s degree in aerospace engineering from the U.S. Naval Academy and a master’s degree in aerospace engineering from the U.S. Naval Postgraduate School. He served as a naval aviator, flying combat missions in Vietnam. His education, military service, and experience on the boards of MDU Resources Group Inc., Natco Group Inc., Williams Partners L.P. and Midstates Petroleum Company, Inc. provide additional perspectives to our Board. His prior service on the management committee at ConocoPhillips provides our Board with significant insight into the way customers in the energy industry operate. Finally, his service as a member of the NACD Tri-Cities Chapter Board and his expertise in corporate governance, as reflected by his being honored as a NACD Board Leadership Fellow, make him well suited to continue to serve as Chairman of our Board as well as Chairman of our Corporate Governance and Nominating Committee.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)

Board since 2011 Compensation since 2011	Mathew Masters (1) British Age: 41

Caledonia Investments plc (a public investment company)

-   Head of Quoted Pool, since 2013

-   Associate Director, 2008 – 2013

-   Investment Executive, 2006 – 2008

Grant Thornton (an international accounting firm)

-   Corporate Finance Senior Manager, 2000 – 2006

-   Audit Manager, 1995 – 1999

Public Companies:

-   Tribal Group plc
(2009 – 2012)

Private Companies:

-   Satellite Information Services (Holdings) Ltd. (Audit)
(2007 – 2013)

-   Celerant Consulting Investments Limited (Audit) (2007 – 2012)

-   TCL Limited
(2007 –2012)

-   Seven Publishing Limited (2009 – 2012)

-   Celona Technologies Limited (2006 – 2010)

Board Recommendation: Our Board concluded that Mr. Masters should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.

Key attributes, experience and skills: Mr. Masters is an accountant by education who started his career at Grant Thornton. He has served on several private and public company boards in the United Kingdom and he has extensive international experience that together benefit our Board’s decision making process. His expertise in corporate governance has been recognized by his being honored as a NACD Board Leadership Fellow. He also brings significant accounting and financial expertise to the Compensation Committee.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)

Board since 2009 Compensation since 2009	Bruce H. Stover American Age: 66

Endeavour International Corporation (a public oil and gas company)

(Retired) Executive Vice President, Operations and Business Development, 2003 – 2010

Anadarko Petroleum Corporation (a public oil and gas company), 1980 – 2003

-   Senior Vice President, Worldwide Business Development, 1999 – 2003

-   Vice President, Worldwide Business Development,
1997 – 1999

-   Vice President, Acquisitions, 1993 – 1997

-   President and General Manager for Anadarko Algeria Corporation, 1989 – 1993

-   Chief Engineer, 1980 – 1989

Public Companies: - Midstates Petroleum Company, Inc. (Audit, Compensation, Nominating and Governance) (since March 2015)

Board Recommendation: Our Board concluded that Mr. Stover should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.

Key attributes, experience and skills: Mr. Stover is an engineer by education who spent many years serving in senior management in the energy business and brings the customer perspective to our Board. His expertise in corporate governance has been recognized by his being honored as a NACD Governance Fellow. In addition, much of his professional career was spent serving in the oil and gas industry outside of the United States, thus bringing an important international perspective to our Board.

(1)

Stephen A. King and Mathew Masters, directors and executive officers of Caledonia, were designated by Caledonia for election to our Board pursuant to a Master Agreement dated December 12, 1996 among the Company, a predecessor in interest to Caledonia and certain other persons in connection with our acquisition of 49% and other substantial interests in Bristow Aviation. The Master Agreement provides that so long as Caledonia owns (1) at least 1,000,000 shares of common stock of the Company or (2) at least 49% of the total outstanding ordinary shares of Bristow Aviation, Caledonia will have the right to designate two persons for nomination to our Board and to replace any directors so nominated. According to its most recent Form 13F filed with the SEC on April 23, 2015, Caledonia was the direct beneficial owner of 1,618,729 shares of our common stock as of March 31, 2015.

EXECUTIVE OFFICERS OF THE REGISTRANT

Under our bylaws, our Board elects our executive officers annually. Each executive officer remains in office until that officer ceases to be an officer or his or her successor is elected. There are no family relationships among any of our executive officers. At June 11, 2015, our executive officers were as follows:

Name	Age	Position Held with Registrant
Jonathan E. Baliff	51	President, Chief Executive Officer and Director
John H. Briscoe	57	Senior Vice President and Chief Financial Officer
K. Jeremy Akel	46	Senior Vice President and Chief Operating Officer
Chet Akiri	43	Senior Vice President and Chief Corporate Development, New Ventures and Strategy Officer
E. Chipman Earle	42	Senior Vice President, Chief Legal Officer and Corporate Secretary
L. Don Miller	52	Senior Vice President, Mergers, Acquisitions and Integration
Hilary S. Ware	58	Senior Vice President and Chief Administration Officer
Brian J. Allman	42	Vice President, Controller and Chief Accounting Officer

Mr. Baliff was appointed as President and Chief Executive Officer effective July 31, 2014. He joined us and served as Senior Vice President and Chief Financial Officer from October 2010 to June 2014. Mr. Baliff also served as President from June 2014 to July 2014. Prior to joining the Company, Mr. Baliff had been the Executive Vice President, Strategy at NRG Energy since May 2008, where he led the development and implementation of NRG’s corporate strategy, as well as acquisitions and business alliances. Prior to joining NRG, Mr. Baliff was in Credit Suisse’s Global Energy Group, where he advised energy companies on merger and acquisition assignments and project and corporate financings since 1996, most recently as a Managing Director. Mr. Baliff started his business career at Standard and Poor’s and then JP Morgan’s Natural Resources Group. Mr. Baliff served on active duty in the U.S. Air Force for eight years from 1985 to 1993 in numerous assignments flying the F-4G Phantom, including the first combat missions during the first Gulf War. Mr. Baliff retired with the rank of Captain.

Mr. Briscoe joined us as Senior Vice President and Chief Financial Officer in June 2014. Prior to joining the Company, Mr. Briscoe had most recently been the Senior Vice President and Chief Financial Officer of Weatherford International Ltd. from March 2012 to September 2013. Mr. Briscoe also served as Vice President and Chief Accounting Officer of Weatherford from August 2011 to March 2012. Prior to joining Weatherford, Mr. Briscoe was a senior executive at Transocean Ltd. from 2005 through 2011 in roles including Vice President and Controller and Director of Investor Relations. Before joining Transocean in 2005, Mr. Briscoe held senior financial positions at Ferrellgas Inc. and Dresser Industries. His career also includes seven years of public accounting experience with KPMG and Ernst & Young. Mr. Briscoe is a certified public accountant and holds a Bachelor’s degree in Business Administration from the University of Texas.

Mr. Akel was appointed as Senior Vice President and Chief Operating Officer in May 2014. He previously served as our Senior Vice President, Operations since January 2012. Before that he served as the Director of the Other International Business Unit at the Company since January 2010, where he was responsible for all operations within that business unit. Prior to that position, Mr. Akel held various other positions at the Company including Director of the Latin America Business Unit from April 2008 to January 2010, Director of the South/Latin American Business Units from July 2006 to April 2008, and Manager International Strategy from July 2004 to July 2006. Prior to joining the Company, Mr. Akel was Vice President, Aviation Business Consulting for Morten Beyer & Agnew, an international aviation consulting firm, from February 2002 to January 2004. From February 2001 to January 2002, Mr. Akel served as Senior Manager, Business Consulting, Aviation Industry Practice for Anderson, LLP, an international business consulting firm. From February 1997 to December 2000, Mr. Akel served in several management positions at Tidewater Marine International, Inc., an international provider of marine support services to the offshore energy industry. Mr. Akel began his career in 1991 as an Aerospace Engineer at the National Transportation Safety Board.

Mr. Akiri joined us as Senior Vice President and Chief Corporate Development, New Ventures and Strategy Officer effective September 2, 2014. Prior to joining the Company, Mr. Akiri had worked for General Electric (GE) from 2001 to 2014, most recently as the Chief Operating Officer for the Global Nuclear Fuels America division from 2013 to 2014. Mr. Akiri also served as Vice President and General Manager of GE Hitachi Parts Services from 2010 to 2013, and previously in other senior management roles in GE Aviation; Consumer and Industrial; Industrial Solutions; and in GE’s corporate headquarters where he was an executive in the Global Business Development Group. Prior to joining GE, Mr. Akiri held vice president and senior vice president roles in several entrepreneurial ventures from 1999 to 2000, served as an associate in Corporate Finance with Goldman Sachs & Co. and was a management consultant from 1994 to 1997 with Corporate Decisions, which was acquired by Mercer Management Consulting.

Mr. Earle was appointed as Senior Vice President, Chief Legal Officer and Corporate Secretary in May 2014. He previously served as our Senior Vice President, General Counsel and Corporate Secretary since joining us in July 2012. Prior to joining the Company, Mr. Earle worked as an attorney for Transocean Ltd. in various capacities from 2006 until 2012. He most recently served as Assistant Vice President, Global Legal from 2011 to 2012 during which he oversaw Transocean’s worldwide legal operations. Prior to serving in this role, he served from 2009 to 2011 as the General Counsel for Transocean’s Europe and Africa Business Unit, Associate General Counsel and Corporate Secretary from 2007 to 2009, and Legal Counsel, Corporate and Securities from 2006 to 2007. Prior to joining Transocean in 2006, Mr. Earle worked as a Corporate and Securities associate at the law firm of Baker Botts L.L.P. in Houston, Texas after beginning his career with the law firm of Wilson, Sonsini, Goodrich & Rosati, P.C.

Mr. Miller was appointed as Senior Vice President, Mergers, Acquisitions and Integration effective June 4, 2015. Prior to his recent appointment, he served as our Vice President, Mergers, Acquisitions and Integration since November 2014 and our Vice President, Strategy and Structured Transactions from 2010 to 2014. Prior to joining the Company, Mr. Miller worked as an independent consultant from 2008 to 2010 assisting companies in capital markets and in a financial advisory capacity. He was previously the post-petition President and Chief Executive Officer for Enron North America Corp. and Enron Power Marketing, Inc. from 2001 to 2007 and also served in senior financial positions with Enron, including Director – Finance and Vice President, Asset Marketing Group from 1998 to 2001. His career also includes seven years in senior financial positions with Citicorp Securities, Inc. and four years as an account executive with Dean Witter Reynolds, Inc. Mr. Miller is a Chartered Financial Analyst (“CFA”) charterholder.

Ms. Ware was appointed as Senior Vice President and Chief Administration Officer in May 2014. She previously served as our Senior Vice President, Administration since December 2009. She joined us in August 2007 as Vice President of Global Human Resources. Prior to joining the Company, Ms. Ware was Vice President, Human Resources for BHP Billiton Petroleum from 2006 to 2007. Prior to joining BHP Billiton, Ms. Ware was Vice President Human Resources, Worldwide for Hanover Compressor Company from 2002 to 2006. Prior to 2002, Ms. Ware served for 20 years in a variety of roles as a human resources professional with BP. Ms. Ware’s duties and responsibilities at BHP Billiton and Hanover included management and oversight of all Human Resource activities and personnel at those companies.

Mr. Allman joined us as Director of Financial Reporting in March 2006. In August 2007 he was promoted to Corporate Controller and was subsequently elected Chief Accounting Officer in April 2009 and Vice President, Chief Accounting Officer in November 2010. From September 2002 to March 2006, Mr. Allman worked as Financial Reporting Manager for Nabors Industries Ltd., a drilling and well servicing company. A Certified Public Accountant, Mr. Allman previously worked in public accounting as an Audit Manager with KPMG after beginning his career with Arthur Andersen LLP.

SECURITIES OWNERSHIP

Holdings of Principal Stockholders

The following table shows certain information with respect to beneficial ownership of our common stock held by any person known by us to be the beneficial owner of more than five percent of any class of our voting securities:

Name and Address of Beneficial Owner	Amount Beneficially Owned		Percent of Class (1)
Ariel Investments, LLC 200 E. Randolph Drive, Suite 2900 Chicago, IL 60601	4,222,998	(2)	12.12%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,152,372	(3)	9.05%

Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	2,976,847	(4)	8.54%

The Vanguard Group Inc.-23-1945930 100 Vanguard Blvd. Malvern, PA 19355	2,348,099	(5)	6.74%

Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403-1906	1,795,300	(6)	5.15%

(1)	Percentage of the 34,838,374 shares of common stock of the Company outstanding as of March 31, 2015.

(2)

According to a Schedule 13G/A filed on February 13, 2015 with the Securities and Exchange Commission, Ariel Investments, LLC (“Ariel”), in its capacity as an investment advisor, may be deemed to beneficially own all of these shares. Ariel has sole dispositive power over all of these shares and sole power to vote 3,893,516 of these shares. The Schedule 13G/A states that Ariel’s adviser clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, all securities reported in the Schedule 13G/A. It further states that none of Ariel’s clients have an economic interest in more than 5% of the subject securities in the Schedule 13G/A.

(3)

According to Schedule 13G/A filed on January 1, 2015 with the Securities and Exchange Commission, on behalf of BlackRock, Inc., BlackRock, Inc. has sole voting power with respect to 3,066,519 of such shares and sole dispositive power with respect to 3,152,372 of such shares. The Schedule 13G/A states that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such shares of common stock, and no one person’s interest in such shares of common stock is more than five percent of the total outstanding shares of common stock.

(4)

According to a Schedule 13G/A filed on February 5, 2015 with the Securities and Exchange Commission, Dimensional Fund Advisors LP (“Dimensional”) has shared dispositive power with respect to and, may beneficially own, all such shares of common stock. Dimensional has sole voting power with respect to 2,936,810 of such shares. Dimensional, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain of the Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all of such shares of common stock reported above are owned by the Funds. Dimensional disclaims beneficial ownership of all such shares.

(5)

According to a Schedule 13G/A filed on February 11, 2015 with the Securities and Exchange Commission, The Vanguard Group - 23-1945930 (“Vanguard”) has sole voting power with respect to 50,569 of such shares, sole dispositive power with respect to 2,301,030 of such shares and shared dispositive power with respect to 47,069 of such shares.

(6)

According to a Schedule 13G filed on February 4, 2015 with the Securities and Exchange Commission by Franklin Resources, Inc. (“FRI”), FRI reports that such securities are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries (each, an “Investment Management Subsidiary” and collectively, the “Investment Management Subsidiaries”) of FRI. When an investment management contract (including a sub-advisory agreement) delegates to an Investment Management Subsidiary investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, FRI treats the Investment Management Subsidiary has having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, each Investment Management Subsidiary reports on Schedule 13G that it has sole investment discretion and voting authority over the securities covered by any such management agreement, unless otherwise noted in Item 4 therein. As a result, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, the Investment Management Subsidiaries listed in Item 4 therein may be deemed to be the beneficial owners of the securities reported in the Schedule 13G. Therefore, Franklin Advisory Services, LLC, an Investment Subsidiary is reported to have sole dispositive power over all of these shares and sole power to vote 1,656,300 of these shares. The Schedule 13G reports that the clients of the Investment Management Subsidiaries, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or power to direct the receipt of dividends from, and the proceeds of the sale of, the securities.

Holdings of Directors, Nominees and Executive Officers

The following table shows how many shares (i) each of our directors, (ii) each of our Named Executive Officers included in the Summary Compensation Table on page P-44 of this proxy statement and (iii) all of our directors and executive officers as a group beneficially owned as of June 11, 2015:

Name (1)	Shares Directly Owned as of June 11, 2015 (2)	Options Exercisable on or prior to August 11, 2015	Total Shares Beneficially Owned (4)	Percent of Class (5)
K. Jeremy Akel	4,000	34,375	38,375	*
Thomas N. Amonett	8,834	18,125	26,959	*
Jonathan E. Baliff	14,416	52,417	66,833	*
John H. Briscoe	14,000	7,595	21,595	*
Stephen J. Cannon	4,681	-	4,681	*
William E. Chiles	174,772	320,489	495,261	1.4%
E. Chipman Earle	-	25,009	25,009	*
Michael A. Flick	12,617	-	12,167	*
Lori A. Gobillot	4,056	-	4,056	*
Ian A. Godden	9,946	-	9,946	*
David C. Gompert (3)	-	-	-	*
Stephen A. King (4)	-	-	1,618,729	4.6%
Thomas C. Knudson	45,959	-	45,959	*
Mathew Masters (4)	-	-	1,618,729	4.6%
Bruce H. Stover	8,733	-	8,733	*
Hilary S. Ware	18,710	53,640	72,350	*
All directors and executive officers as of June 23, 2015 as a group (18 persons) (3)	150,558	223,780	1,993,067	5.7%

*	Less than 1%.

(1)	The business address of each director and executive officer is 2103 City West Blvd., 4th Floor, Houston, Texas 77042.

(2)	Excludes unvested restricted stock over which the holders do not have voting or dispositive powers.

(3)

Mr. Gompert was appointed to our Board on February 4, 2015. He did not receive a sign-on stock award, but he will be eligible to receive the scheduled director stock award in August 2015, if elected to our Board at the Annual Meeting.

(4)

Because of the relationship of Messrs. King and Masters to Caledonia, Messrs. King and Masters may be deemed indirect beneficial owners of the 1,618,729 shares of common stock owned by Caledonia (see “Security Ownership of Certain Beneficial Owners and Management - Holdings of Principal Stockholders”). Pursuant to applicable reporting requirements, Messrs. King and Masters are reporting indirect beneficial ownership of the entire amount of our securities owned by Caledonia but they disclaim beneficial ownership of such shares.

(5)

Percentages of our common stock outstanding as of June 11, 2015, adjusted for each Named Executive Officer, executive officer and director to include such Named Executive Officer’s, executive officer’s and director’s total shares beneficially owned as of such date.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section of the proxy statement provides information regarding our executive compensation program for fiscal year 2015 for (i) our Chief Executive Officer and our Chief Financial Officer, (ii) each of our three most highly compensated executive officers, other than our Chief Executive Officer and our Chief Financial Officer, who were executive officers of the Company as of March 31, 2015 (our fiscal year end), and (iii) our former Chief Executive Officer who served in such position during a portion of fiscal year 2015 before retiring from the Company in July 2014. For fiscal year 2015, these individuals were our “Named Executive Officers” (or “NEOs”) and consisted of the following:

Our Named Executive Officers
Name	Title
Jonathan E. Baliff (1)	President and Chief Executive Officer
John H. Briscoe	Senior Vice President and Chief Financial Officer
K. Jeremy Akel	Senior Vice President and Chief Operating Officer
Hilary S. Ware	Senior Vice President and Chief Administration Officer
E. Chipman Earle	Senior Vice President, Chief Legal Officer and Corporate Secretary
William E. Chiles (1)	former Chief Executive Officer

(1)	Mr. Baliff became our Chief Executive Officer effective immediately following the retirement of Mr. Chiles as an officer on July 31, 2014.

This section of the proxy statement is divided into the following four subsections:

•	Executive Summary;

•	About Our Executive Compensation Program – Our Compensation Philosophy and Peer Groups;

•	How Compensation Is Delivered; and

•	Executive Compensation Program Governance.

You should read this section of the proxy statement in conjunction with the advisory vote that we are conducting on the compensation of our NEOs (see “Item 2 – Advisory Approval of Executive Compensation” on page P-56), as it contains information that is relevant to your voting decision.

Executive Summary

The oil and gas business environment experienced a downturn during fiscal year 2015. Brent crude oil prices declined from approximately $106 per barrel at July 1, 2014 to $48 per barrel at March 31, 2015, driven by increased global supply of crude oil and forecasts for reduced demand for crude oil resulting from weaker global economic growth in many regions of the world. Many of our clients reduced capital spending plans and began taking measures to reduce costs.

As part of our response to the market downturn, we implemented a company-wide cost reduction program that included, among other things, a management-recommended freeze on the base salary of all employees, including our NEOs (except for Mr. Earle), for fiscal year 2016, which also affects each employee’s and NEO’s annual cash incentive compensation opportunities and awards under the Company’s Long Term Incentive Plan (the “LTIP”) given that such awards are calculated as a percentage of base compensation.

Despite these recent market challenges, we believe that our focus on Bristow Value Added (BVA), safety performance and operational excellence has allowed the Company to continue to differentiate our services. The Company achieved record BVA of approximately $100 million and 13.9% annual operating revenue growth to $1.7 billion in fiscal year 2015. Our TSR also remained in the top quartile of the Simmons Offshore Transportation Services Group (the “Simmons Group”) for fiscal year 2015. The Simmons Group is our peer group for purposes of measuring the Company’s TSR, which is used by our Compensation Committee to calculate the payout for our long-term performance cash awards. The Company outperformed the Simmons Group on a TSR basis over the three-year period from April 1, 2012 to March 31, 2015, during which time our TSR increased by approximately 20% and the TSR of the Simmons Group declined by approximately 47%.

In order to demonstrate the alignment of CEO pay relative to our performance against the Simmons Group, we compared (a) CEO realizable pay as a percent of target total direct compensation for the three-year period from 2012 to 2015 to (b) our TSR performance relative to the Simmons Group over the same period. Realizable pay includes base salary, actual annual incentive awards earned, actual long-term cash awards earned for performance during the period, and the intrinsic value of restricted shares and stock options granted during the period, valued as of March 31, 2015. For purposes of calculating CEO pay, we used the compensation paid to Mr. Chiles for fiscal years 2013 and 2014 and to Mr. Baliff for fiscal year 2015. The following chart highlights our outstanding performance relative to our peers over the prior three fiscal years as well as the conservative approach that our Compensation Committee has taken in compensating our CEO for such performance:

200%
100%
0%
CEO Realizable Pay As a Percent of Target
Performance Above Median
Realizable Pay Above Target
BRS
Realizable pay 8% above target
89th Percentile performance
50th Percentile
100th Percentile
Bristow TSR Performance vs. Performance Peers FY 2013 - FY 2015

The Relationship Between Our Fundamental Philosophy and Our Executive Compensation Program

We are the leading provider of helicopter services to the global offshore energy industry. We believe in living and working in the “Bristow Way” which we believe defines us as an organization and as people. In short, the “Bristow Way” is epitomized by our fundamental philosophy: “We are Bristow: Lifting the world, Creating what’s possible, Doing it for you.” We strive to build on our heritage of providing the safest and most efficient helicopter services and aviation support worldwide while providing industry-leading value to our clients, fellow employees and stockholders. We live our core values of safety, teamwork, integrity, excellence, fulfillment and profitability. Our top core value of safety is reflected in our “Target Zero” culture, which is our shared commitment to zero accidents, zero harm to people and zero harm to the environment. Our strategic objectives are organized around client success, exceptional people, operational excellence and profitable growth.

Our executive compensation program is designed to support and reinforce our strategic objectives while at the same time aligning the interests of our management with those of our stockholders. Our primary compensation principle, pay for performance, supports this objective. For example, our annual incentives include key performance indicators in the areas of safety and Bristow Value Added (BVA) that tie directly to our strategic objectives in the areas of operational excellence and profitable growth, respectively. BVA is a customized financial performance metric that measures our returns relative to our cost of capital, and we believe that our BVA metric closely aligns the interests of our management through the annual incentive plan with the short-term interests of our stockholders. We believe that BVA is a more meaningful measure of short-term financial performance of the Company than other measures such as TSR, earnings per share or return on capital invested. Additionally, satisfying our objectives in the areas of client success and exceptional people is designed to have a direct positive impact on BVA and reward our executive officers through the individual element of our annual incentive plan. Finally, our long-term incentives focus on delivering strong stockholder returns over time, which tie directly to our growth objective and further align the interests of our management with those of our stockholders.

Our Fundamental Philosophy and Strategic Objectives, underpinned by Our Core Values, drive our Executive Compensation Program

Our Fundamental Philosophy	Our Strategic Objectives	Our Executive Compensation Program

We are Bristow Lifting the world Creating what’s possible Doing it for you	Our strategic objectives of client success, exceptional people, operational excellence and profitable growth

•    Safety performance is a key measure in our annual incentive plan.

•    BVA measures operational excellence and profitable growth and is directly impacted by achievement of objectives around client success and exceptional people.

•    Discretionary component of our annual incentive award determination recognizes individual contributions to BVA, safety performance and operational excellence.

•    Long-term incentive compensation is the largest single component of our executives’ compensation – emphasizing focus on delivering strong stockholder returns over time.

Our Core Values: Safety, Quality, Teamwork, Integrity, Excellence, Fulfillment & Profitability govern and underpin all that we do.

Through our annual and long-term incentives, the Compensation Committee is able to incentivize prudent financial growth and strong individual performance in the areas of value realization to our clients, a strong sense of commitment and ownership in our people, continuous improvement in the safe execution of our operations.

Key Characteristics of our Executive Compensation Program Aligned with Stockholder Interests

We design our executive compensation program to be performance driven, competitive with the market and responsibly governed to mitigate excessive risk-taking.

Strong Alignment with Stockholders (What We Do)

✓	Pay for Performance. We place a heavy emphasis on variable pay with over 80% of NEO pay contingent upon financial and operational performance and growth in long-term stockholder value.	✓	Performance-Based Long-Term Incentives. We use performance-based long-term incentive awards for which value is contingent upon either stock price performance relative to the grant date, in the case of restricted stock units and stock options, or total stockholder return performance relative to other offshore transportation companies, in the case of performance cash.
✓	Stock Ownership Guidelines. We reinforce the alignment of stockholders and our executives and directors by requiring significant levels of stock ownership.
✓	Independent Compensation Consultant. The Compensation Committee engages the services of an independent compensation consultant.	✓	Comprehensive Risk Assessment. The Compensation Committee continually monitors compensation policies, programs and practices with their independent compensation consultant and outside counsel to ensure that they do not encourage excessive risk taking.
✓	Stockholder Engagement: We meet with large stockholders to discuss matters of interest.

✓	Clawback Policy. Individuals deemed to have violated our Code may lose a portion or all of their annual incentive compensation as determined by the Compensation Committee on a case by case basis.	✓	Cap Annual Cash Incentive Awards and LTIP Awards. We cap annual cash incentive awards at a certain percentage of the executive’s base salary as well as LTIP awards as a total number of shares or cash, as applicable.

Sound Governance Principles (What We Do Not Do)

Tax Gross-ups. No excise tax gross-ups.	Guaranteed Bonuses. No guaranteed annual or multi-year bonuses.

Repricing Stock Options. Prohibition on repricing of stock option awards.	Perquisites. No significant compensation in the form of perquisites for NEOs.

Pledging or Hedging Company Stock. Prohibitions on the pledging (unless our Chief Legal Officer consents to the pledge) or hedging of Company stock.	Dividend Equivalents. No dividend equivalents are paid prior to vesting of performance awards (and never on unearned portion of awards).

Automatic Base Salary Increases. The base salaries of our NEOs are reviewed annually and were not increased for fiscal year 2016 due to a freeze of base salaries of all employees, including our NEOs (except for Mr. Earle).	Employment Agreements. The Compensation Committee discontinued entering into employment agreements with executive officers hired after June 2012.

Performance Highlights in Fiscal Year 2015

Despite the oil and gas market downturn in fiscal year 2015, we achieved the following significant accomplishments with respect to each of our strategic objectives in furtherance of the Bristow Way:

•	Profitable Growth

•	Objective: Achieve outstanding stockholder return and increase year-over-year Bristow Value Added (BVA).

•	Accomplishments

•

Despite the market downturn and unfavorable impact of changes in foreign exchange rates during fiscal year 2015, we achieved year-over-year increases in consolidated BVA and operating cash flow of approximately $34.9 million and $21.1 million, respectively, and we increased our cash returns on invested capital to 13.2%, driven by approximately $42.7 million in revenue growth, approximately $24.7 million in margin improvement, approximately $10.9 million in increased capital efficiency, and partially offset by approximately $3.4 million from our investment in Lider in Brazil and by approximately $29.1 million in increased aircraft and other capital expenditures.

•

From April 1, 2012 to March 31, 2015, we increased our TSR by approximately 20% whereas the TSR of the Simmons Group and the PHLX Oil Service Sector Index over the same period decreased by approximately 47% and 20%, respectively. From April 1, 2010 to March 31, 2015, we increased our TSR by approximately 50% whereas the TSR of the Simmons Group and the PHLX Oil Service Sector Index over the same period decreased by approximately 27% and 7%, respectively.

•

In fiscal year 2015, we reinvested $601.8 million in our business through capital expenditures (including $476 million on aircraft) intended to foster organic growth while at the same time returning significant value to our stockholders through a 28% increase in our dividend (culminating in more than a doubling of the dividend over the past four fiscal years) and a record $80.8 million in share repurchases through our share repurchase program.

•	Operational Excellence

•	Objective: Streamline and standardize operational processes and technology to ensure safety, efficiency and service.

•	Accomplishments

•	Our safety performance in fiscal year 2015 was the best in our Company’s history.

•

Target Zero safety was achieved by our West Africa Business Unit, North America Business Unit and Bristow Academy in fiscal year 2015, and Target Zero safety was achieved across the Company for the twelve months from September 2013 through August 2014.

•

We achieved Target Zero Air Accident Rate for each of fiscal years 2014 and 2015, and simultaneously reduced our Total Recordable Injury Rate, excluding Eastern Airways and Airnorth for sake of comparison, by 42% from 0.26 in fiscal year 2014 to 0.15 in fiscal year 2015.

•

We coordinated a response from Human Resources, Operations, and Business Development in implementing a five point strategy designed to preserve revenue and reduce costs to achieve EBITDAR growth in fiscal year 2016.

•	During fiscal year 2015, on time departures for our aircraft were approximately 97%, our aircraft availability was 98% and we received 1.5 times as many accolades as complaints from our passengers.

•

We successfully implemented SAP as a new global technology platform in support of finance and supply chain business processes and initiated phase two for the development and implementation of SAP in support of global maintenance operations.

•	We took a leadership position in establishing and supporting HeliOffshore, a non-profit organization dedicated to improving safety in the offshore helicopter transport industry.

•	Client Success

•	Objective: Consistently deliver on our commitment to our clients to increase their productivity and reduce their operational risks and costs.

•	Accomplishments

•	We responded to the market downturn with innovative ideas to reduce costs for our clients and sustain our margins and revenues.

•

Effective April 1, 2015, we reorganized our global operations into regions as follows: Africa, Americas, Europe Caspian and Asia Pacific. The goal of these changes is to streamline and standardize our processes, simplify our operating model and support consistent and faster response to clients globally. We believe the new structure will allow us to respond better to market opportunities and execute our growth strategy.

•

In fiscal year 2013, Bristow Helicopters Limited was awarded a contract by the U.K. Department for Transport to provide civilian search and rescue services for the Maritime and Coastguard Agency covering all of the U.K. (the “U.K. SAR contract”). The U.K. SAR contract has a phased-in transition period that began in April 2015, which is when we commenced U.K. SAR operations at our Humberside and Inverness bases on time and on budget.

•

In February 2015, we acquired an 85% interest in Airnorth, Northern Australia’s largest regional fixed wing operator, which is expected to strengthen our ability to provide point-to-point transportation for our clients.

•	Exceptional People

•	Objective: Foster a culture of accountability and innovation that promotes safety, integrity and exceptional performance.

•	Accomplishments

•	We developed and implemented a comprehensive series of labor strategies globally to address the oil price decline and preserve employee morale while reducing labor costs.

•	We successfully managed a comprehensive executive transition and subsequent reorganization.

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We implemented robust leadership training programs which have resulted in 44% of the graduates advancing into more senior leadership positions over the past five fiscal years. We were nominated for our leadership programs by CEO Magazine.

•	In fiscal year 2015, voluntary turnover was 5.6%, which was in the Corporate Executive Board benchmark’s top performing quartile.

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We fostered a strong sense of accountability to our corporate community and pride in our Bristow brand through our Bristow Uplift charitable giving program through which we donated a total of approximately $787,603 to 160 charitable organizations around the world, matched more than $49,334 in charitable contributions made by our employees and participated directly in 106 outreach events throughout the year.

CEO and CFO Transitions and Pay-At-A-Glance for Fiscal Year 2015

On February 3, 2014, we announced that Mr. Baliff was appointed President and Chief Executive Officer to succeed Mr. Chiles effective upon his retirement as Chief Executive Officer on July 31, 2014. As part of the transition, the Compensation Committee also approved the following for Mr. Baliff:

•	a 54.3% increase in his annual salary from $453,600 to $700,000, effective May 19, 2014;

•	a target bonus opportunity of 75% of his prorated salary and a maximum bonus opportunity of 187.5% of his prorated salary for the portion of fiscal year 2015 prior to May 19, 2014; and

•	a target bonus opportunity of 100% of his prorated salary and a maximum bonus opportunity of 250% of his prorated salary for the remaining portion of fiscal year 2015 beginning on May 19, 2014.

        Following extensive deliberations, the Compensation Committee determined that because Mr. Chiles served as Chief Executive Officer for a meaningful portion of fiscal year 2015, he was eligible for a target bonus opportunity of 100% of his prorated salary, or such greater amount determined by the Committee based on his performance relative to pre-established goals applicable to the Company’s Chief Executive Officer, in each case prorated based on the portion of fiscal year 2015 during which Mr. Chiles served as Chief Executive Officer from April to July 2014, and he was eligible to participate in annual long-term incentive grants that were approved for all of our officers on June 4, 2014 (but not for any periods thereafter).

Mr. Chiles retired as the Company’s Chief Executive Officer effective July 31, 2014, but remains as an employee providing consulting services to the Company through July 31, 2016. According to the terms of his Retirement and Consulting Agreement, Mr. Chiles was eligible to receive a pro rata discretionary cash award based on his performance as Chief Executive Officer of the Company from April 1, 2014 to July 31, 2014 with an entry bonus opportunity of 100% of his prorated salary. On June 4, 2015, the Compensation Committee determined that his performance as Chief Executive Officer for a portion of fiscal year 2015 and achievement of specific pre-established goals set by the Compensation Committee warranted a discretionary cash payment to Mr. Chiles of $521,709, which is equal to 164.3% of his prorated bonus opportunity.

As a consultant, Mr. Chiles performs such duties as requested by the Company between August 1, 2014 and July 31, 2016, including advice and consulting regarding the achievement of certain business objectives and matters of strategy. He will be eligible for a discretionary cash award at the end of his first year of consulting services on July 31, 2015 depending on the extent to which the Compensation Committee determines that he has achieved his pre-determined consulting goals for the period from August 1, 2014 to July 31, 2015. The consulting services performed by Mr. Chiles have not and will not include any policy-making duties or authority.

On June 5, 2014, we announced that Mr. Briscoe was appointed Senior Vice President and Chief Financial Officer effective June 9, 2014. Mr. Briscoe receives an annual salary of $425,000. He was eligible to participate in the Company’s annual incentive compensation plan for fiscal year 2015 with a target bonus opportunity of 75% of base salary and a maximum bonus opportunity of 187.5% of base salary. Mr. Briscoe received an initial LTIP award valued at $1,275,000, with the value of such award to be evenly distributed among restricted stock units, stock options and performance cash. Mr. Briscoe’s restricted stock units and performance cash will vest three years from the date of grant of June 9, 2014 and his stock options will vest in one-third increments on the first, second and third anniversary of the date of grant of June 9, 2014.

Response to FY2014 Say on Pay Results and FY2015 Compensation Program

At our 2014 Annual Meeting, 96.6% of our stockholders who cast a vote for or against the proposal approved the advisory resolution on the compensation of our named executive officers. The Company’s overall governance practices were once again considered to be in the top 20% of companies reviewed by Institutional Shareholder Services Inc. for purposes of its QuickScore report issued with respect to fiscal year 2015. We carefully consider the input from stockholders and review our programs to ensure they continue to reflect best practices and continue to align the interests of our management with those of our stockholders. In addition, the Company routinely engages with investors to understand their issues and perspectives on the Company, including executive compensation practices. In light of this strong stockholder support and the Committee’s view that our compensation program is properly aligned with stockholder interests and each of our strategic objectives outlined by the Bristow Way, the Committee elected to not make any structural changes to the program for fiscal year 2015. Our Board also considered stockholder input with respect to providing a balanced return to our stockholders in fiscal year 2015, including (i) a 28% increase to our quarterly dividend and (ii) the execution of $80.8 million in share repurchases.

About Our Executive Compensation Program - Our Compensation Philosophy and Peer Groups

Our Compensation Philosophy

The Compensation Committee believes strongly in linking executive pay directly to operational and financial performance in order to further align the interest of Company management with our stockholders. Over 80% of our NEO pay is contingent upon financial and operational performance and growth in long-term stockholder value. Accordingly, if such performance is not achieved, the base salary for our NEOs can represent up to 100% of compensation in any given year when incentives do not pay out or long-term awards do not vest. However, the general mix of compensation for target-level performance in the annual incentive plans, plus the expected value of long-term compensation grants in fiscal year 2015, used by the Compensation Committee for our CEO and our other NEOs was as follows with a degree of variation by individual executive (it is important to note that the actual and relative mix of pay received by each of our NEOs can vary significantly based on company financial performance, safety performance, stock price performance and the NEO’s individual performance):

Significant Majority of NEO Pay Variable and Incentive Based

*	CEO compensation targets with respect to Mr. Baliff for fiscal year 2015.

Compensation Benchmarking

We are always competing for the best talent with our direct industry peers and with the broader market. Consequently, our Compensation Committee (with the assistance of its independent compensation advisers) regularly reviews the market data, pay practices and ranges of specific peer companies to ensure that we continue to offer relevant and competitive executive pay packages each year. Our Compensation Committee generally targets the 50th percentile for our executive pay packages, subject to adjustments based on individual experience, expertise and performance. As discussed further below, our Compensation Committee engages Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its compensation consultant. The following table sets forth each of the data points that our Compensation Committee uses in analyzing the competiveness of our executive pay packages. In combination, these data points help to define our “competitive market” for executive compensation.

Survey and Proxy Peer Group Data	Description
Oilfield Services Industry Proxy Peers (our “Proxy Peer Group”)	Represents a select group of comparable companies within the oilfield services industry that have global operations, are based in or have a significant presence in Houston, Texas, and are of a comparative size (from a global revenues perspective) to the Company. This group provides a direct comparison to NEOs at companies with which we compete for talent.
Oilfield Services Industry Survey

Multiple surveys reflecting compensation among oilfield services companies with revenues comparable to Bristow. These surveys provide industry-specific reference-point from a broader sample of companies and positions than those included in our Proxy Peer Group

General Industry Survey	Represents companies with revenues similar to Bristow across all industries to provide additional perspective on the broader market within which we compete for talent

As of the Record Date, our Proxy Peer Group referenced in the table above included each of the following seventeen companies listed in decreasing order of global revenues for the most recently ended fiscal year for each such company:

Proxy Peer Group
Company	Revenue (in millions)	Company	Revenue (in millions)
Ensco plc	$ 4,565	Kirby Corporation	$ 1,771
Superior Energy Services, Inc.	$ 4,557	Forum Energy Technologies, Inc.	$ 1,740
Oceaneering International, Inc.	$ 3,660	Tidewater Inc.	$ 1,496
Noble Corporation plc	$ 3,233	SEACOR Holdings Inc.	$ 1,319
Diamond Offshore Drilling, Inc.	$ 2,815	Atwood Oceanics, Inc.	$ 1,174
Dresser-Rand Group Inc.	$ 2,812	Newpark Resources, Inc.	$ 1,118
McDermott International Inc.	$ 2,301	Helix Energy Solutions Group, Inc.	$ 1,107
Rowan Companies plc	$ 1,824	Core Laboratories NV	$ 1,085
Oil States International, Inc.	$ 1,820

		Bristow FY 2015 Global Revenues	$ 1,859
		Proxy Peer Group Median	$ 1,820

Our Performance Peer Group

For purposes of measuring the Company’s TSR, which is used by the Compensation Committee to calculate the payout for our long-term performance cash awards (see pages P-37 – P-38 for more details regarding our Long-Term Incentive Awards), the Compensation Committee uses the Simmons Group. While we do not necessarily compete for executive talent with each of the companies within the Simmons Group, the Simmons Group provides the Compensation Committee with an independently selected group of public companies from the offshore transportation services industry against which to measure TSR performance. As of the Record Date, the following eleven companies were included in the Simmons Group: Bourbon S.A., CHC Group Ltd., DOF ASA, ERA Group Inc., Farstad Shipping ASA, Gulfmark Offshore, Inc., Hornbeck Offshore Services, Inc., Kirby Corporation, Seacor Holdings Inc., Solstad Offshore ASA, and Tidewater Inc.

How Compensation is Delivered

Key Compensation Components

The compensation of our executives is separated into the following three key components that are described in more detail below: (1) base salary, (2) annual incentive cash compensation, and (3) long-term equity and performance cash incentives.

1.	Base Salary

The Compensation Committee generally targets base salaries of our executive officers within the median range of the marketplace for executives with similar responsibilities. The Compensation Committee considers the competitive market data noted above when setting base salary. Salary adjustments have been typically made in June of each year and are based on the individual’s experience and background, the general movement of salaries in the marketplace, the Company’s financial performance and a qualitative assessment of the individual’s performance by his or her immediate supervisor, or in the case of the Chief Executive Officer, by the Compensation Committee. In addition to its assessment of the Chief Executive Officer’s performance, the Compensation Committee reviews the performance evaluations provided by the Chief Executive Officer for each of the Company’s other executive officers. In response to the market and individual performance data, the Compensation Committee may elect to provide an executive officer with a base salary that is above, at or below the market median at any point in time.

Fiscal Year 2015 and Fiscal Year 2016 Base Salaries

In June 2014, the Compensation Committee increased the base salary of the applicable named executive officers at the time (excluding Messrs. Baliff and Briscoe) who are listed below by an average of 9.2%. These adjustments were made in order to keep their base salaries competitive in light of the Pearl Meyer competitive market data provided at the time and in recognition of their individual experience, background and performance. In February 2014, the Compensation Committee increased the base salary of Mr. Baliff by 54.3% effective as of May 19, 2014 in connection with his promotion to CEO and related transition expectations. In June 2015, management recommended and the Compensation Committee agreed to freeze the base salary of all employees, including our NEOs (except for Mr. Earle), together with a freeze of all promotions and hiring for fiscal year 2016, subject to certain rare exceptions. In June 2015, the Compensation Committee, after considering the updated market survey and Proxy Peer Group data provided by Pearl Meyer, made an exceptional adjustment to increase Mr. Earle’s base salary by 5.2% for fiscal year 2016 in order to better align his base salary with the market and the base salaries of our other executive officers.

Named Executive Officer	Base Salary Prior to May 19, 2014	Base Salary Effective May 19, 2014	Base Salary Effective June 1, 2015
Jonathan E. Baliff	453,600	700,000	700,000
John H. Briscoe (1)	-	425,000	425,000
K. Jeremy Akel	375,375	439,189	439,189
Hilary S. Ware	388,960	412,298	412,298
E. Chipman Earle	363,000	380,061	400,000

(1)	Mr. Briscoe joined the Company effective June 9, 2014.

2.	Annual Incentive Cash Compensation

The Company maintains an annual incentive cash compensation plan to reward selected executive officers and other employees for their contributions to the performance of the Company by achieving specific financial and safety goals and key individual objectives. Awards under the annual incentive compensation plan are determined based on specified performance standards, which we refer to as Key Performance Indicators (“KPIs”). For fiscal year 2015, these KPIs related specifically to safety, financial and individual performance. The Compensation Committee monitors the target award levels and variances to assure their competitiveness and that they are consistent with compensation strategy for incentives and for total compensation without encouraging excessive risk-taking. Our KPIs typically incorporate certain metrics that are based on our publicly reported financial results. In fiscal year 2015, the Compensation Committee set KPI levels for the annual incentive awards shortly after the end of the prior fiscal year and after the budget for the next fiscal year was approved by our Board.

The Compensation Committee established on June 4, 2014 a minimum performance objective for officers of the Company set forth in the Supplement to the Bristow Group Inc. Fiscal Year 2015 Annual Incentive Compensation Plan (the “2015 Plan”) (which was disclosed in our Form 8-K filed on June 10, 2014), which objective was positive earnings before interest, taxes, depreciation and amortization for any fiscal quarter during fiscal year 2015 commencing with the fiscal quarter commencing July 1, 2014. If the minimum performance objective was not satisfied, our officers would not have been entitled to any award under the 2015 Plan. However, given that the minimum performance objective was satisfied as determined by the Compensation Committee on November 5, 2014, each officer was eligible to earn the applicable maximum award under the 2015 Plan, which was subsequently reduced at the discretion of the Compensation Committee based on Company performance relative to BVA and safety measures and individual performance.

The KPIs for our annual incentive awards are designed to support and reinforce how we act as a company and individuals and to align with each of our strategic objectives in furtherance of the Bristow Way. Threshold KPI levels and the minimum performance objective described above must be achieved in order to receive any payout under the annual incentive compensation plan. Participants may earn up to as much as 250% of their annual incentive targets in the event of performance substantially exceeding the preset targets. Annual incentive compensation awards are paid in cash.

Our KPIs for fiscal year 2015 for our annual incentive cash compensation continued to focus on the areas of safety, financial and individual performance with the same relative weightings as were used for fiscal year 2014.

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Bristow Value Added (BVA) (50%) – For purposes of measuring our financial performance, we have used since fiscal year 2012 a customized measure called Bristow Value Added (BVA) that is described in more detail below. In fiscal year 2015, the Company achieved total BVA of approximately $100 million and a year-over-year improvement in BVA of approximately $34.9 million resulting in a BVA performance score of 0.97. As for the BVA portion of our incentive award for fiscal year 2015, our KPI levels and actual BVA results were as follows:

	Year-Over-Year Change in BVA (in millions)	BVA Performance Score
Threshold Level	$ (34.5)	0.00
Expected Level	0.0	0.50
Maximum Level	69.1	1.50
FY 2015 Actual	34.9	0.97

BVA is a financial performance measure customized for the Company to measure gross cash flow (after tax operating cash flow) less a charge for the capital employed. We believe that the BVA metric aligns the interests of our management with the interests of our stockholders and also encourages management actions that increase the long-term value of the Company. For purposes of calculating BVA, we employ the following concepts:

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Gross cash flow is total revenue, less total operating expense (excluding depreciation and amortization) plus rent expense for the period less taxes, plus or minus an adjustment for the proportional consolidation of any large strategic equity investment’s gross cash flow (e.g., Lider) and excluding special items, if any.

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Gross operating assets is a measure of the gross tangible assets deployed into the business to generate the Company’s gross cash flow. Gross operating assets include net working capital (excluding cash), gross property, plant and equipment (including the fleet), other non-current tangible assets, capitalized operating leases and an adjustment for the gain or losses on the sale of aircraft. Gross operating assets will also be adjusted for the proportional consolidation of any large strategic equity investment’s gross operating assets.

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The annual required return is fixed at 10.5% (2.625% per quarter). The capital charge is calculated quarterly based on the ending balance and the full year’s capital charge is the sum of the four quarters. The capital charge is defined as gross operating assets times the required return.

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Adjustment at the time of sale of a non-core strategic equity investment (“SEI”) equal to the after-tax gain (loss) on sale of an equity investment by the required return such that the resulting change in BVA is reflective of the perpetual value generation (destruction) from the non-core SEI realized at the time of sale.

We implemented BVA to enhance our focus on the returns we deliver across our organization. Improvement in BVA has been the primary financial measure in our annual incentive plan since fiscal year 2012, aligning the interests of management with stockholders.

Neutral year-over-year BVA performance (as adjusted for new goodwill and intangibles) results in a performance score of 0.50 and payout for this KPI at target. Year-over-year improvements in BVA result in increases to the performance score up to a maximum of 1.50 and declines in BVA result in decreases to the performance score on a straight-line basis down to a minimum of zero.

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Safety (25%) – Safety continues to be the key component of our strategic objective of client success and the cornerstone of our “Target Zero” culture. For fiscal year 2015, our safety KPI levels for our executive officers and actual results were as follows:

	TRIR	TRIR Performance Score	Air Accidents		Air Accidents Performance Score
			Class “A”	Class “B”
Threshold Performance Level	0.26	0.050	0	2	0.050
Expected Performance Level	0.18	0.125	0	1	0.125
Maximum Performance Level	0.09	0.250	0	0	0.250
FY 2015 Actual	0.23	0.078	0	0	0.250

Our safety performance in fiscal year 2015 was the best in the history of the Company with no air accidents and a Total Recordable Injury Rate (“TRIR”) of 0.23. As set forth above, our KPIs for safety performance in fiscal year 2015 included (i) consolidated TRIR, which is a measure of the number of qualifying injuries per 200,000 labor hours, for the fiscal year compared to a preset target, and (ii) consolidated Air Accidents (“AA”), which is a measure of aircraft accidents that accounts for the severity of any damage or injuries sustained during such events, for the fiscal year compared to a preset target. TRIR replaced Bristow Safety Index (“BSI”) as a component of the safety performance portion of the annual incentive award for fiscal year 2015. AA replaced Bristow Aircraft Incident Rate (“BAIR”) as a component of the safety performance portion of the annual incentive award for fiscal year 2015.

The TRIR and AA performance is measured at the consolidated corporate level, which includes Bristow Academy, U.K. SAR operations, Eastern Airways and Airnorth. For fiscal year 2015, in the event the Company’s administrative, ground or air operations (including the operations of Bristow Academy, U.K. SAR operations, Eastern Airways and Airnorth) resulted in a fatality, all plan participants, including each of the Company’s executive officers and not just plan participants located where the fatality occurred, would not receive any compensation for the safety portion of their respective incentive awards. If during fiscal year 2015, our operations resulted in a Permanent Total Disability Case (as defined in the 2015 Plan)

for any employee, passenger, bystander or anyone involved in such operations, the TRIR portion of the annual incentive award would be eliminated. Additionally for fiscal year 2015 and as demonstrated above, in the event the Company’s air operations resulted in any Class “A” accident or more than two Class “B” accidents, the portion of any incentive award attributable to the safety performance component of AA would be zero for all of the Company’s corporate employees, including each of the Company’s executive officers, as well as plan participants in all consolidated parts of the Company (including Bristow Academy and U.K. SAR operations), not just the part of the Company in which the Class “A” accident or Class “B” accidents occurred.

The Bristow Safety Review Board was formed in June 2014 in order to establish best practices in safety and to create an independent review body when classifying accidents. The Bristow Safety Review Board is composed of four members, including an independent safety expert from outside of the Company who is not a participant under the Plan and has no compensation impacted by the classification of any incident. The Bristow Safety Review Board meets at least once each quarter to review safety incidents and accidents that potentially impact the safety portion of the Plan. The final classification of all aircraft accidents and fatalities are subject to the recommendation of the Bristow Safety Review Board with final review and certification to be made by the Compensation Committee at its sole discretion.

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Individual Performance (25%) – For fiscal year 2015, the individual threshold performance score and the individual target performance score for each of our NEOs was 0.00 and 0.25, respectively. The actual individual performance score for Mr. Baliff was 0.45 and the actual individual performance scores for our other NEOs ranged from 0.25 (the individual target performance score) to 0.45.

Individual performance relates specifically to the individual plan member and is based on an overall performance evaluation of the individual’s contributions during the fiscal year based on a determination by the individual’s immediate supervisor, or in the case of the Chief Executive Officer and the other executive officers, the Compensation Committee, compared to individualized goals set by the supervisor, or in the case of the Chief Executive Officer, the Compensation Committee. Each of the individual goals is designed to further one of the four strategic objectives of the Company related to client success, exceptional people, operational excellence and profitable growth. The practice of considering individual performance on a case-by-case basis permits consideration of flexible criteria, including the recognition of positive results and superior effort in the face of challenges during the fiscal year.

The total pool for all annual incentive plan participants as a group for the individual component of the annual incentive award is set as a multiple of the “expected” level ranging from 0 to 200% as recommended by the Chief Executive Officer and approved by the Compensation Committee. In cases of extraordinary performance, an individual may receive an amount for individual performance in excess of 200% of such participant’s targeted individual performance amount, provided that in no event may any participant’s total annual incentive award exceed 250% of such individual’s targeted total annual cash incentive award.

Fiscal Year 2015 Annual Cash Incentive Award Payment Calculations

The annual cash incentive awards for our Chief Executive Officer and each of our other NEOs for fiscal year 2015 were calculated as follows:

Named Executive Officer	FY 2015 Base Salary (1)		Target Award Percentage		Actual Cumulative Performance Scores		Actual FY 2015 Cash Incentive Award
Jonathan E. Baliff	$666,922	X	100%	X	1.70	=	$1,135,910
John H. Briscoe (2)	$425,000		75%		1.54		$491,831
K. Jeremy Akel	$430,622		75%		1.72		$554,857
Hilary S. Ware	$409,165		65%		1.74		$463,563
E. Chipman Earle	$377,771		65%		1.69		$415,718
William E. Chiles (3)	$317,534		100%		1.64		$521,709

(1)

For each NEO, fiscal year 2015 base salary includes the lower base salary from page P-32 that was applicable between April 1, 2014 and May 18, 2014 and the higher base salary from page P-32 that was applicable between May 19, 2014 and March 31, 2015.

(2)	Mr. Briscoe joined the Company effective June 9, 2014.

(3)

Pursuant to his Retirement and Consulting Agreement, Mr. Chiles was eligible for a target bonus opportunity of 100% for fiscal year 2015 and a maximum bonus opportunity of 250% for fiscal year 2015, in each case prorated based on the period of fiscal year 2015 during which he served as Chief Executive Officer. Mr. Chiles was evaluated by the Compensation Committee based on goals set for the Chief Executive Officer position for fiscal year 2015.

Fiscal Year 2016 Annual Incentive Award Structure

In June 2015, the Compensation Committee approved and adopted an annual incentive compensation plan for fiscal year 2016 (year ending March 31, 2016) for our senior managers, including each of our NEOs (other than Mr. Chiles) (the “2016 Plan”). The Compensation Committee established for our officers a minimum performance objective for the 2016 Plan, which objective is positive earnings before interest, taxes, depreciation and amortization during any fiscal quarter during fiscal year 2016 commencing with the fiscal quarter beginning July 1, 2015. If the minimum performance objective is not satisfied, our officers will not be entitled to any award under the 2016 Plan. If the minimum performance objective is satisfied, each officer will be eligible to earn the applicable maximum award under the 2016 Plan, subject to reduction for Company performance relative to the safety and financial KPIs below, individual performance and the discretion of the Compensation Committee. The KPIs selected for fiscal year 2016 and relative weightings for each of our officers are set forth below:

•	BVA – weighted 50%;

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Safety, including (i) the Company’s consolidated TRIR, which is the number of qualifying injuries per 200,000 labor hours, for the fiscal year compared to a preset target, and (ii) Air Accidents (“AA”), which is a measure of aircraft accidents that accounts for the severity of any damage or injuries sustained during such events, for the fiscal year compared to a preset target – weighted 25%; and

•	Individual performance – weighted 25%.

The annual incentive target and maximum levels expressed as a percentage of base salary for fiscal year 2016 for our CEO and the other NEOs (other than Mr. Chiles) are outlined below:

	Percentage of Base Salary
Named Executive Officer	Target	Maximum
Jonathan E. Baliff	100%	250%
John H. Briscoe	75%	187.5%
K. Jeremy Akel	75%	187.5%
Hilary S. Ware	65%	162.5%
E. Chipman Earle	65%	162.5%

Fiscal year 2016 threshold, expected and maximum bonus award levels for the NEOs were approved by the Compensation Committee in June 2015. The award levels for the KPIs applicable to the NEOs for fiscal year 2016 were set at the following levels:

	Change in BVA (in millions)	TRIR	AA
FY 2015 Actual	$34.9	0.23	0 Class A, 0 Class B
FY 2016 Threshold Level	(37.6)	0.24	0 Class A, 2 Class B
FY 2016 Expected Level	0.0	0.20	0 Class A, 1 Class B
FY 2016 Maximum Level	75.2	0.14	0 Class A, 0 Class B

In order to account for our new fixed wing operations, the expected level for TRIR for fiscal year 2016 was increased by 11% relative to the expected level for TRIR that was in place for fiscal year 2015. This increase acknowledges the higher pro forma TRIR of our fixed wing operations for fiscal year 2015 while maintaining our goal of Target Zero for consolidated operations. Our continuing commitment to safety is evidenced by the expected level for TRIR for fiscal year 2016 representing a 13% improvement relative to the actual TRIR result for fiscal year 2015. The expected level for AA for fiscal year 2016 remains the same as the expected level for fiscal year 2015. The award levels for TRIR applicable to the NEOs for fiscal year 2016 will also be adjusted on a prorated basis for TRIR attributable to any businesses that may be acquired and consolidated or otherwise disposed of by the Company during fiscal year 2016.

3. Long-Term Equity and Performance Cash Incentive Compensation

Long-term incentive equity and performance cash awards are used by the Compensation Committee to focus management attention on Company performance over a period of time longer than one year in recognition of the long-term horizons for return on investments and strategic decisions in our business. The awards are designed to motivate management to assist the Company in achieving a high level of long-term performance while discouraging excessive short-term risk taking and serve to link this portion of executive compensation to long-term stockholder value. They are also designed to assist in executive retention through extended vesting periods. Aggregate stock or option holdings of the executive, except as they may relate to compliance with any applicable stock ownership guideline, have no bearing on the size of a long-term incentive award.

The long-term incentive compensation for each of our NEOs consists of three components as summarized in the following table:

Long Term Award Type	Weight	Key Characteristics
Stock Options	One-third

•    Exercise price is equal to the closing stock price on the grant date.

•    Vest one-third per year and expire 10 years after the grant date.

•    Value, if any, realized by executive depends on time of exercise and stock price at that time compared to exercise price.

Performance-based incentive that holds executives accountable for driving growth in stock price from date of grant and 10 year term supports a long-term view that extends well beyond the vesting period

Restricted Stock Units	One-third

•    Cliff vest three years from date of grant.

•    Value of award is directly aligned with stock price.

Provides a powerful retention incentive which also facilitates development of a meaningful long-term ownership stake

Performance Cash	One-third

•    Payout can vary from 0% to 200% of the target cash amount, depending on Bristow’s TSR compared to companies in the Simmons Group over three years beginning on the close of trading on March 31 immediately prior to the first fiscal year and ending on the close of trading on March 31 at the end of the third fiscal year.

•    200% payout is earned only if Bristow stockholder return is in the top quartile of companies within the Simmons Group.

•    Value of award is directly aligned with relative stockholder return.

Performance-based incentive that holds executives accountable for driving TSR performance in excess of that produced by our offshore transportation peers in the Simmons Group

The value of each of these awards is linked directly to the value of our shares: stock options only have value if the share price increases above the exercise price, restricted stock units provide a direct connection to current stock price and performance cash requires the Company to provide greater stockholder returns than other companies in our industry. As a result of grants being made each year based on the stock price at that time, executives continue to realize value from these awards only if positive stockholder returns are sustained over a long period of time. The Compensation Committee chooses to issue long-term performance cash awards which vest simultaneously with the restricted stock awards in order to encourage executives to retain stock received rather than needing to sell or have shares withheld to pay taxes.

Depending on the Company’s TSR compared with the companies within the Simmons Group, the performance cash payment at the end of the three-year performance period is calculated as follows (the payout is interpolated for rankings between the 25th and 75th percentile).

TSR Percentile Rank	LTIP Cash Payout as a Percent of Target Performance Cash
75th or higher	200%
50th	100%
25th	50%
Below 25th	0%

Fiscal Year 2015 LTIP Awards

In June 2014, the Compensation Committee authorized the annual grant of stock options, restricted stock units and long-term performance cash awards to participating employees, including the following grants to the NEOs:

Named Executive Officer	Performance Cash Target	Stock Options	Restricted Stock Units
Jonathan E. Baliff	$1,082,667	60,374	14,550
John H. Briscoe (1)	$425,000	22,787	5,492
K. Jeremy Akel	$439,189	24,491	5,902
Hilary S. Ware	$346,331	19,313	4,654
E. Chipman Earle	$319,251	17,803	4,290
William E. Chiles (2)	$1,583,334	88,293	21,279

(1)	Mr. Briscoe joined the Company effective June 9, 2014.

(2)

Per the terms of Mr. Chiles’s Retirement and Consulting Agreement, his unvested stock options and restricted stock unit grants awarded in May 2012 and June 2013 fully vested on July 31, 2014, and his unvested stock options and restricted stock unit grants awarded on June 4, 2014 will vest on July 31, 2016, or earlier upon a qualifying event that occurs during the employment period. His outstanding performance cash awards are subject to actual stockholder return results for the applicable three-year period and paid at the same time the other NEOs receive their performance cash payments. His May 2012 performance cash award was paid on May 19, 2015.

Fiscal Year 2016 LTIP Awards

In June 2015, the Compensation Committee authorized the annual grant of stock options, time vested restricted stock units and long-term performance cash awards to participating employees, including the following grants to the NEOs (other than Mr. Chiles):

Named Executive Officer	Performance Cash Target	Stock Options	Restricted Stock Units
Jonathan E. Baliff	$1,233,333	110,410	20,954
John H. Briscoe	$446,250	39,949	7,582
K. Jeremy Akel	$548,986	49,146	9,327
Hilary S. Ware	$412,298	36,910	7,005
E. Chipman Earle	$368,000	32,944	6,252

The Compensation Committee established a minimum performance objective applicable to restricted stock units and long-term performance cash awards for fiscal year 2016. The minimum performance objective is positive earnings before interest, taxes, depreciation and amortization during any fiscal quarter beginning with the fiscal quarter commencing July 1, 2015 and ending prior to the vesting of the restricted stock units and prior to the end of the performance cycle applicable to long-term performance cash awards. If the minimum performance objective is not satisfied, NEOs will forfeit the fiscal year 2016 grants of restricted stock units and long-term performance cash awards. If the minimum performance objective is satisfied, the NEO will be eligible to earn the full restricted stock unit award subject to time-based vesting and will be eligible for the maximum award under the long-term performance cash awards subject to reduction based on TSR, individual performance and the discretion of the Compensation Committee. The overall design of the long-term incentives awarded in fiscal year 2016 is the same design used in fiscal year 2015 with the final performance cash payout amount dependent on (i) satisfaction of the minimum performance objective and (ii) the TSR of the Company over a three-year period relative to the TSR of each of the companies within the Simmons Group over the same period. Following his retirement as CEO of the Company upon the conclusion of last year’s annual meeting of stockholders, Mr. Chiles stopped being eligible for LTIP awards.

Other Compensation Components

Deferred Compensation

Under the terms of the Company’s non-qualified deferred compensation plan for senior executives (the “Deferred Compensation Plan”) participants, including our NEOs (other than Mr. Chiles), can elect to defer a portion of their compensation for distribution at a later date. Additionally, the Company contributes to the Deferred Compensation Plan an amount equal to the difference between the percentage matching contribution made by the Company to the applicable employee’s 401(k) Plan Account and, in the case of the Chief Executive Officer, up to 20% of salary and bonus, and in the case of each of our other NEOs, up to 15% of salary and bonus.

Perquisites

Certain employees, including executive officers, are provided with certain perquisites as part of their compensation. These may include Company-paid life or private health insurance policies. Perquisites such as these are a relatively low cost part of compensation to be used in attracting and retaining qualified employees and executives but do not represent a material part of our executive compensation program. Other perquisites, such as club dues reimbursements and car allowances, were eliminated in previous years.

For additional information regarding perquisites, see “Director and Executive Officer Compensation – Summary Compensation Table.”

Employment and Severance Benefits Agreements

We have entered into employment or severance benefits agreements with certain of our NEOs. Pursuant to these agreements, the applicable NEO is entitled to severance and/or retirement payments and other benefits in certain situations. See “Potential Payments upon Termination or Change-in-Control” under “Director and Executive Officer Compensation” below for a detailed description of the amounts payable and method of calculation.

The Compensation Committee believes that the severance benefits offered to the executive officers are reasonable given their positions and the services they render for the Company. The Compensation Committee selected higher multiples for terminations associated with a change-in-control to provide additional reasonable protections and benefits to the executive officers to align their interests with those of stockholders in transactions where their future employment may be at risk. These change-in-control termination payments are based on a “double trigger” requiring both the completion of a change-in-control transaction as well as termination for “Good Reason” as defined in the applicable severance agreement or the officer being terminated without cause to ensure such amounts will not be paid when employment continues or the individual elects to resign without good reason. The Compensation Committee believes that providing these multiples for change-in-control terminations for up to a two-year period after a change in control (as defined below) occurs will provide for the executive officers’ commitment to the Company or its potential acquirer through a change-in-control event, resulting in a continuity of leadership and preserving the stockholders’ interests before and after a transaction.

Neither Mr. Chiles nor any officer of the Company, including Mr. Baliff, has any right to receive any tax gross-up payment for golden parachute excise tax liability.

Any management incentive eligible employee whose employment is terminated without cause may be eligible to receive certain severance payments and benefits pursuant to the terms of the Company’s Management Severance Benefits Plan for U.S. Employees, effective as of June 4, 2014, or the Company’s Management Severance Benefits Plan for Non-U.S. Employees, effective as of June 4, 2014, as applicable (collectively, the “Severance Policy”). The Severance Policy divides employees of the Company into five tiers with varying terms and benefits, including severance payments, bonus payments, vesting of awards under the Plan (as defined below), payments following a change in control of our Company, provision of COBRA insurance coverage and payments for outplacement services, subject to a release of any claims against the Company and its affiliates by the employee. Upon a termination without cause that is not in connection with a change in control of our Company, the Severance Policy provides our NEOs with a prorated target annual bonus, cash severance equal to one times or two times the sum of the NEO’s base salary and target annual bonus, accelerated vesting and payment of equity and cash incentive awards under the Plan, a cash amount equal to COBRA premiums for 18 months and outplacement services for 12 months. If a NEO is terminated in connection with a change in control of our Company or within two years after such a change in control, the Severance Policy provides for the same payments and benefits described in the foregoing sentence except that the cash severance is equal to three times the sum of such NEO’s base salary and the highest annual bonus paid to such NEO during the past three years. The Severance Policy is intended to harmonize bonus and equity for all employees of the Company and to improve clarity for such employees with respect to their severance benefits. For more detail with respect to the Severance Policy, refer to “Employment and Separation Agreements” below.

Other Benefits

Executive officers are eligible to participate, with other employees, in various employee benefit plans, including paid time off, medical, dental and disability insurance plans and a 401(k) plan. The Compensation Committee exercises no discretion over this participation.

Executive Compensation Program Governance

Participants in the Compensation-Setting Process

Compensation Committee

Our executive compensation program is overseen by the Compensation Committee. The Compensation Committee has established an annual process for reviewing and establishing executive compensation levels. Annual base salaries are typically reviewed and adjusted, if necessary, in June of each year. The annual incentive plan performance goals are approved in May or June of each year. Determination of achievement of these goals, approval of bonuses under the annual incentive compensation plan for the prior year and granting of long-term incentive awards normally takes place in June after the Company files its fiscal year-end financial statements. Occasionally, long-term incentive awards are granted at other times of the year when appropriate for new employees or as special recognition of performance or as retention awards.

Executive Management

Each of Messrs. Baliff, Briscoe and Earle, and Ms. Ware, supports the Compensation Committee in performing its role with respect to administering our compensation program. The Compensation Committee conducts performance evaluations of the Chief Executive Officer, and the Chief Executive Officer conducts performance evaluations of our other executive officers and makes recommendations to the Compensation Committee regarding all aspects of their compensation. The Chief Executive Officer, with input from the entire senior management team and the Compensation Committee’s compensation consultants, makes recommendations to the Compensation Committee as to performance measures and levels to be used for annual incentive compensation. Pursuant to his Retirement and Consulting Agreement, the Compensation Committee also conducted a performance evaluation of Mr. Chiles with respect to his service as our Chief Executive Officer during a portion of fiscal year 2015. Messrs. Briscoe and Earle and Ms. Ware act pursuant to delegated authority to fulfill various administrative functions of the Compensation Committee, such as coordinating the hiring process with respect to executives, providing legal and market updates to the Compensation Committee, and overseeing the documentation of equity plans and awards as approved by the Compensation Committee. No executive officer has the authority to establish or modify executive officer compensation.

Compensation Consultant

Compensation consultants are engaged from time to time to provide recommendations on all aspects of executive compensation as directed by the Compensation Committee. The Compensation Committee may or may not adopt any of the recommendations of compensation consultants, but utilizes their work as a check in arriving at its own judgment with respect to what it deems to be appropriate. Compensation consultants have direct access to Compensation Committee members and participate in Compensation Committee meetings, including executive sessions, as requested by the Compensation Committee Chairman. They may also provide compensation data and advice to management with the knowledge and consent of the Compensation Committee.

Pearl Meyer has served as the compensation consultant for the Compensation Committee since September 2013. In fiscal year 2015, the Company incurred approximately $162,000 in fees payable to Pearl Meyer for services provided to the Compensation Committee. In order not to impair Pearl Meyer’s independence or to create the appearance of a conflict of interest, Pearl Meyer was required by the Compensation Committee to seek and receive its prior approval for any project requested by the Company that was anticipated to result in $20,000 or more in cost to the Company. In fiscal year 2015, Pearl Meyer did not provide any consulting services to the Company related to general compensation, employee benefits or other human resources related matters.

In July 2014, the Compensation Committee determined that the work of Pearl Meyer for the Compensation Committee did not raise any conflicts of interest. Specifically, the Committee determined that Pearl Meyer was an independent advisor based upon the following considerations:

•

Pearl Meyer did not provide any services to the Company or management other than services requested by or with the approval of the Committee, and its services were limited to executive and non-executive director compensation consulting. Pearl Meyer does not provide, directly or indirectly through affiliates, the Company with any non-executive compensation services, including pension consulting or human resource outsourcing;

•	The Committee meets regularly in executive session with Pearl Meyer outside the presence of management;

•	Pearl Meyer maintains a conflicts policy, which was provided to the Committee with specific policies and procedures designed to ensure independence;

•	Fees paid to Pearl Meyer by the Company during 2014 were less than 1% of Pearl Meyer’s total revenue;

•	None of the Pearl Meyer consultants working on Company matters had any business or personal relationship with Committee members;

•	None of the Pearl Meyer consultants working on Company matters (or any consultants at Pearl Meyer) had any business or personal relationship with any executive officer of the Company; and

•	None of the Pearl Meyer consultants working on Company matters own Company stock.

The Committee continues to monitor the independence of its compensation consultant on a periodic basis.

Risk Management

The Compensation Committee carefully considers the relationship between risk and our overall compensation policies, programs and practices for executive officers and other employees. The Compensation Committee continually monitors the Company’s general compensation practices, specifically the design, administration and assessment of our incentive plans, to identify any components, measurement factors or potential outcomes that might create an incentive for excessive risk-taking detrimental to the Company. One way in which the Compensation Committee discourages the Company’s executive officers and other employees from excessive risk-taking to achieve financial goals is by requiring that participants uphold and certify their compliance with the Company’s legal and ethical standards as described in our Code and the policies that support our Code. Any violation of our Code may result in the Compensation Committee clawing back prior awards made to applicable plan members, including our executive officers. Additionally, in the event of an accident that results in a fatality, all plan members, including all executive officers, will not receive any compensation for the safety portion of their respective annual incentive awards. Finally, in the event of any Class “A” accident or more than two Class “B” accidents, all plan members, including all executive officers, will not receive the air safety portion of their respective annual incentive awards. The Compensation Committee has determined that the Company’s compensation plans and policies do not encourage excessive risk-taking.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines for directors and executive officers that are included in our Corporate Governance Guidelines, which are posted on our website, www.bristowgroup.com, under the “Governance” caption. No later than five years after becoming a director on our Board, outside directors are expected to hold Company stock, including unvested restricted stock or restricted stock units, with a value equal to at least four times the annual cash retainer paid to outside directors at the time that the applicable director joined our Board. In the event the annual cash retainer is increased during a director’s tenure on our Board, such director has five years from the effective date of such increase to hold additional Company stock, including additional unvested restricted stock or additional restricted stock units, equal to at least four times the amount of the increase to the annual cash retainer paid to outside directors. Compliance with the stock ownership guidelines by the outside directors is reviewed each year by the Corporate Governance and Nominating Committee of our Board as part of the director nomination and selection process.

Officers are expected to hold Company stock, including unvested restricted stock and unvested restricted stock units, with a value equal to a multiple of their base salary as follows:

Officer Share Ownership Guidelines
Officer Level	Ownership Requirement as a Multiple of Salary
CEO	5.00 x
Senior Vice President	2.00 x
Vice President	1.25 x

Officers are expected to reach this level of holdings by the later of May 19, 2016 and the five year anniversary of the date they first became an officer. In the event an officer is promoted to a position with a higher stock holding requirement (including from Vice President to Senior Vice President or from Senior Vice President to CEO), such officer must comply with the increased stock ownership requirements for such new position within five years from the effective date of such promotion. Compliance with the stock ownership guidelines by the officers is reviewed each year by the Compensation Committee of our Board as they consider each officer’s compensation for the following year. The Company does not have specific equity or other security ownership requirements or guidelines for employees other than officers. However, management level employees are encouraged to take an ownership stake in the Company and are specifically compensated with equity compensation. Further, the current compensation design for officers and senior managers contains a performance cash portion that vests concurrently with time vested restricted stock to encourage officers and senior managers to retain stock received rather than selling or having shares withheld to pay taxes.

Clawback Policy

If an individual is determined by the Compensation Committee to have violated our Code, that individual may lose a portion or all of their annual incentive compensation as determined by the Compensation Committee on a case by case basis. The Compensation Committee has not established provisions in our annual incentive plan or in the Company’s 2007 Long Term Incentive Plan (as amended and restated in 2013, the “Plan”) for retroactively adjusting past performance compensation in the event of a restatement of prior period financial results. Implementation of such provisions has been postponed pending the release of guidelines from the SEC according to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Stock Vesting and Holding Periods

In order to provide flexibility for the Compensation Committee to determine how most appropriately to compensate management under different circumstances, the Plan does not include minimum vesting periods for awards. However, historically, restricted stock units granted under the Plan have cliff vested three years from the date of grant and stock options granted under the Plan have vested ratably in equal portions on the first, second and third anniversaries of the date of grant.

In an effort to provide our officers and directors with flexibility in how they manage their personal finances, the Company’s Corporate Governance Guidelines do not include holding periods for Company vested stock and options, but instead focus on minimum stock ownership values based on relative levels of seniority. The Company’s stock ownership guidelines described above effectively require that our executive officers and directors together in the coming years hold as a group approximately $11.7 million of Company stock, including unvested restricted stock and unvested restricted stock units. As of the Record Date, our executive officers and directors together actually held $19.4 million of Company stock, including unvested restricted stock and unvested restricted stock units, which is $7.7 million in excess of the minimum amount set forth in the Company’s stock ownership guidelines.

Hedging and Pledging Policies

Pursuant to our Corporate Governance Guidelines, directors and executive officers are specifically prohibited from holding any Company stock in a margin account or engaging in any transaction that would have the effect of hedging the economic risk of ownership of their Company stock. Furthermore, directors and executive officers may not pledge Company stock as collateral for a loan or for any other purpose without the prior express written consent of the Chief Legal Officer of the Company. Finally, any pledging of or trading in Company stock by directors and executive officers is subject to the additional restrictions set forth in our Insider Trading and Confidential Information Policy.

Accounting and Tax Issues

The Compensation Committee also considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and certain other senior executive officers, other than compensation that is performance-based under a plan that is approved by the stockholders of the corporation and that meets certain technical requirements. The Compensation Committee reserves the right to exercise subjective discretionary compensation decisions where appropriate and therefore has and may in the future authorize awards or payments to executives which may not meet the requirements of Section 162(m).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Bruce H. Stover, Chairman

Thomas N. Amonett

Lori A. Gobillot

Mathew Masters

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table provides information about the compensation of each of our NEOs:

Summary Compensation Table

Name & Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value & Nonqualified Deferred Compensation Earnings($)(4)	All Other Compensation ($)(5)	Total($)
Jonathan E. Baliff,	2015	$666,922	-	$2,987,577	$1,036,622	$ 1,135,910	-	$ 229,118	$ 6,056,149
President and CEO	2014	$448,997	-	$1,143,872	$518,023	$ 432,553	-	$ 128,900	$ 2,672,345
	2013	$417,205	-	$796,137	$388,328	$ 364,846	-	$ 120,483	$ 2,086,999

John H. Briscoe, Sr. VP and CFO (6)	2015	$343,493	-	$1,173,026	$408,343	$ 491,831	-	$ 46,326	$ 2,463,019

K. Jeremy Akel,	2015	$430,622	-	$1,211,904	$420,510	$ 554,857	-	$ 127,729	$ 2,745,622
Sr. VP and COO	2014	$370,700	-	$1,788,912	$398,064	$ 357,123	-	$ 104,634	$ 3,019,433
	2013	$338,979	-	$513,600	$250,499	$ 273,133	-	$ 86,832	$ 1,463,043

Hilary S. Ware,	2015	$409,165	-	$955,661	$331,604	$ 463,563	-	$ 128,727	$ 2,288,720
Sr. VP and CAO	2014	$384,116	-	$1,815,750	$396,614	$ 375,378	-	$ 108,615	$ 3,080,473
	2013	$351,700	-	$585,366	$285,531	$ 288,218	-	$ 97,149	$ 1,607,964

E. Chipman Earle,	2015	$377,771	-	$880,929	$305,678	$ 415,718	-	$ 126,982	$ 2,107,078
Sr. VP, CLO and Corporate Secretary (7)	2014	$358,479	-	$1,621,933	$340,532	$ 345,350	-	$ 103,999	$ 2,770,293

William E. Chiles,	2015	$950,000	-	$4,369,187	$1,515,991	$ 521,709	-	$ 4,246,854	$ 11,603,741
former CEO (8)	2014	$886,438	-	$3,546,165	$1,605,968	$ 1,525,344	-	$ 451,891	$ 8,015,806
	2013	$814,521	-	$2,508,328	$1,223,459	$ 1,295,087	-	$ 405,497	$ 6,246,892

(1)

Under the terms of their respective employment, retirement or severance agreements, as applicable, each of Messrs. Baliff, Akel and Chiles and Ms. Ware is entitled to the compensation described under “Employment, Retirement and Separation Agreements” below.

(2)

For awards of stock and performance cash awards, the amount shown is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Grants of performance cash awards received in fiscal years 2013, 2014 and 2015 cliff vest at the end of three years if certain performance goals are met. We have included the grant date fair value of these performance cash awards in the Stock Awards column since these awards are within scope of FASB ASC 718. For awards of options (including awards that subsequently have been transferred), the amount shown is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For additional information, see Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015. These amounts may not correspond to the actual value that will be recognized by the executive. In the case of Mr. Chiles, his unvested stock options, and restricted stock unit grants awarded in May 2012 and June 2013 fully vested on July, 31 2014, and his unvested stock options and restricted stock unit grants awarded on June 4, 2014 will vest on July 31, 2016, or earlier upon a qualifying event that occurs during the employment period. His outstanding performance cash awards are subject to actual results for the applicable performance period and paid at the same time the other NEOs receive their performance cash payments. His May 2012 performance cash award was paid on May 19, 2015.

(3)

Annual cash performance awards approved by the Compensation Committee at its June meeting each year for fiscal years 2013, 2014 and 2015 under the annual incentive compensation plan for such years. For fiscal year 2015, Mr. Chiles received an annual cash performance award which was prorated based on the portion of fiscal year 2015 during which Mr. Chiles served as CEO.

(4)

Our NEOs do not participate in any defined benefit or pension plan through the Company and did not receive any above-market or preferential earnings on nonqualified deferred compensation during fiscal years 2013, 2014 and 2015.

(5)	Includes for fiscal year 2015:

	Mr. Baliff	Mr. Briscoe	Mr. Akel	Ms. Ware	Mr. Earle	Mr. Chiles
401(k) contribution	$18,921	$15,938	$16,458	$16,713	$16,595	$16,990
Life and Disability Insurance	10,842	10,480	10,876	10,942	10,254	24,423
Deferred Compensation Plan Contribution	190,062	19,908	100,395	101,072	92,131	398,394
Reimbursement for spousal travel	9,293	-	-	-	8,002	7,047
Severance	-	-	-	-	-	3,800,000
TOTAL	$229,118	$46,326	$127,729	$128,727	$126,982	$4,246,854

(6)	Mr. Briscoe was not employed by the Company in fiscal year 2013 or fiscal year 2014 and, therefore, his compensation is not disclosed for those fiscal years.

(7)	Mr. Earle was not a NEO in fiscal year 2013 and, therefore, his compensation is not disclosed for that fiscal year.

(8)

Mr. Chiles retired as the Company’s Chief Executive Officer effective July 31, 2014, and thereafter remained as an employee providing consulting services to the Company until July 31, 2016 or a mutually agreed earlier date.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of awards to each of our NEOs under the Plan during fiscal year 2015:

Grants of Plan-Based Awards for Fiscal Year 2015

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Baliff	June 4, 2014 (2)	-	-	-	541,334	1,082,667	2,165,334	-	1,905,494
	June 4, 2014 (3)	-	-	-	-	14,550	14,550	-	1,082,084
	June 4, 2014 (4)	-	-	-	-	60,374	60,374	74.37	1,036,622
	June 4, 2014 (5)	280,000	700,000	1,750,000	-	-	-	-	-

Mr. Briscoe	June 9, 2014 (2)	-	-	-	212,500	425,000	850,000	-	748,000
	June 9, 2014 (3)	-	-	-	-	5,492	5,492	-	425,026
	June 9, 2014 (4)	-	-	-	-	22,787	22,787	77.39	408,343
	June 9, 2014 (5)	102,000	255,000	637,500	-	-	-	-	-

Mr. Akel	June 4, 2014 (2)	-	-	-	219,595	439,189	878,378	-	772,973
	June 4, 2014 (3)	-	-	-	-	5,902	5,902	-	438,932
	June 4, 2014 (4)	-	-	-	-	24,491	24,491	74.37	420,510
	June 4, 2014 (5)	105,405	263,513	658,784	-	-	-	-	-

Ms. Ware	June 4, 2014 (2)	-	-	-	173,166	346,331	692,662	-	609,543
	June 4, 2014 (3)	-	-	-	-	4,654	4,654	-	346,118
	June 4, 2014 (4)	-	-	-	-	19,313	19,313	74.37	331,604
	June 4, 2014 (5)	98,952	247,379	618,447	-	-	-	-	-

Mr. Earle	June 4, 2014 (2)	-	-	-	159,626	319,251	638,502	-	561,882
	June 4, 2014 (3)	-	-	-	-	4,290	4,290	-	319,047
	June 4, 2014 (4)	-	-	-	-	17,803	17,803	74.37	305,678
	June 4, 2014 (5)	91,215	228,037	570,092	-	-	-	-	-

Mr. Chiles	June 4, 2014 (2)	-	-	-	791,667	1,583,334	3,166,668	-	2,786,668
	June 4, 2014 (3)	-	-	-	-	21,279	21,279	-	1,582,519
	June 4, 2014 (4)	-	-	-	-	88,293	88,293	74.37	1,515,991
	June 4, 2014 (5)	127,014	317,534	793,836	-	-	-	-	-

(1)

These amounts represent the grant date fair value of stock options and restricted stock units granted to each NEO during fiscal year 2015 as computed in accordance with FASB ASC Topic 718. For the relevant assumptions used to determine the valuation of our awards, see Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015.

(2)	Performance cash awards that vest at the end of three years depending on the Company’s performance as measured by TSR compared to the companies within the Simmons Group.

(3)	Restricted stock units that cliff vest on June 4, 2017.

(4)	Options that vest ratably in equal increments on June 6, 2015, 2016 and 2017.

(5)	Annual Incentive Compensation awards that were paid in cash in June 2015 based on key performance indicators for the fiscal year 2015. See “Annual Incentive Compensation” above.

Employment, Retirement and Separation Agreements

Mr. Baliff and the Company entered into an employment agreement, effective as of October 11, 2010. The agreement had an initial term of one year which is automatically extended by successive one-year periods unless either party gives appropriate notice of nonrenewal. Under the agreement, the Company will credit an annual amount equal to the difference between the percentage matching contribution made by the Company to Mr. Baliff’s 401(k) Plan Account and up to 15% of Mr. Baliff’s annual salary and bonus to Mr. Baliff’s Deferred Compensation Plan Account. The Company provides Mr. Baliff with a term life insurance policy in the amount of $500,000 payable to his designated beneficiaries. If Mr. Baliff’s employment is terminated by the Company or by him for Good Reason (as those terms are defined in Mr. Baliff’s employment agreement) or under certain other circumstances specified in Mr. Baliff’s employment agreement within two years of a Change of Control, as defined, he will be entitled to a lump sum cash payment equal to three times the sum of Mr. Baliff’s annual base salary and highest annual incentive bonus received by him for any of the last three fiscal years, along with other benefits including vesting of outstanding long-term incentive awards. The agreement also contains confidentiality, non-competition, employee non-solicitation and other provisions. Mr. Baliff is also eligible to participate in the Company’s Management Severance Benefits Plan for U.S. Employees, which provides that in the event of his involuntary termination without cause (other than during the two years following a change in control of the Company) he would be entitled to a severance payment equal to two times the sum of his base salary and target bonus, payment of a prorated target bonus for the year of termination subject to achievement of minimum performance objectives, vesting of outstanding equity and performance cash awards subject to achievement of minimum performance objectives, and certain continued welfare benefits and outplacement services. As described above, effective May 19, 2014, Mr. Baliff’s base salary is $700,000, and Mr. Baliff will be eligible for a cash bonus, if he and the Company meet certain performance targets, of up to 250% of his base salary. The Compensation Committee determined such amount in connection with his anticipated promotion based on (i) Mr. Baliff’s experience, skills and prior compensation, (ii) competitive market data consisting of (a) peer group data and (b) compensation survey data and (iii) the compensation received by Mr. Chiles in his position as President and Chief Executive Officer. The Compensation Committee targeted the total value of Mr. Baliff’s compensation between the 25th and 50th percentile of the competitive market data that it reviewed.

Mr. Akel and the Company entered into an amended and restated severance benefits agreement, effective as of April 10, 2012. The agreement remains in effect for the term of Mr. Akel’s employment with the Company. Effective May 19, 2014, Mr. Akel’s base salary is $439,189 and he will be eligible for a cash bonus, if he and the Company meet certain performance targets, of up to 187.5% of his base salary. If Mr. Akel’s employment is terminated by the Company without Cause or by him for Good Reason (as those terms are defined in Mr. Akel’s severance benefits agreement) or under certain other circumstances specified in Mr. Akel’s severance benefits agreement, he will be entitled to a lump sum cash payment calculated pursuant to a formula set forth therein, along with other benefits including vesting of outstanding long-term incentive awards. The lump sum payment is equal to (i) if the termination occurs within two years of a Change of Control, as defined, three times the sum of Mr. Akel’s annual base salary and highest annual incentive bonus received by him for any of the last three fiscal years and (ii) if the termination occurs at any other time, the sum of Mr. Akel’s annual base salary and current annual incentive target bonus for the full year in which termination occurred. The Company will also credit an annual amount equal to the difference between the percentage matching contribution made by the Company to Mr. Akel’s 401(k) Plan Account and up to 15% of Mr. Akel’s annual salary and bonus to Mr. Akel’s Deferred Compensation Plan Account. The Company provides Mr. Akel with a term life insurance policy in the amount of $500,000 payable to his designated beneficiaries. The agreement also contains confidentiality, non-competition, employee non-solicitation and other provisions. Mr. Akel is also eligible to participate in the Company’s Management Severance Benefits Plan for U.S. Employees, which provides that in the event of his involuntary termination without cause (other than during the two years following a change in control of the Company) he would be entitled to a severance payment equal to one times the sum of his base salary and target bonus, to payment of a prorated target bonus for the year of termination subject to achievement of minimum performance objectives, to vesting of outstanding equity and performance cash awards subject to achievement of minimum performance objectives, and to certain continued welfare benefits and outplacement services.

Ms. Ware and the Company entered into an amended and restated severance benefits agreement, effective as of November 4, 2010. The agreement remains in effect for the term of Ms. Ware’s employment with the Company. Effective May 19, 2014, Ms. Ware’s annual base salary is $412,298 and she will be eligible for an annual cash bonus, if she and the Company meet certain performance targets, of up to 162.5% of her base salary. The Company will also credit an annual amount equal to the difference between the percentage matching contribution made by the Company to Ms. Ware’s 401(k) Plan Account and up to 15% of Ms. Ware’s annual salary and bonus to Ms. Ware’s Deferred Compensation Plan Account. The Company provides Ms. Ware with a term life insurance policy in the amount of $500,000 payable to her designated beneficiaries. If Ms. Ware’s employment is terminated by the Company without Cause or by her for Good Reason (as those terms are defined in Ms. Ware’s severance benefits agreement) or under certain other circumstances specified in Ms. Ware’s severance benefits agreement, she will be entitled to a lump sum cash payment calculated pursuant to a formula set forth therein, along with other benefits including vesting of outstanding long-term incentive awards. The lump sum payment is equal to (i) if the termination occurs within two years of a Change of Control, as defined, three times the sum of Ms. Ware’s annual base salary and highest annual incentive bonus received by her for any of the last three fiscal years and (ii) if the termination occurs at any other time, the sum of Ms. Ware’s annual base salary and current annual incentive target bonus for the full year in which termination occurred. The agreement also contains confidentiality, non-competition, employee non-solicitation and other provisions. Ms. Ware is also eligible to participate in the Company’s Management Severance Benefits Plan for U.S. Employees, which provides that in the event of her involuntary termination without cause (other than during the two years following a change in control of the Company) she would be entitled to a severance payment equal to one times the sum of her base salary and target bonus, to payment of a prorated target bonus for the year of termination subject to achievement of minimum performance objectives, to vesting of outstanding equity and performance cash awards subject to achievement of minimum performance objectives, and to certain continued welfare benefits and outplacement services.

The Compensation Committee determined to discontinue entering into employment agreements with executive officers hired after June 2012. Accordingly, none of Messrs. Akiri, Briscoe or Earle has an employment agreement.

As we previously announced on February 3, 2014, Mr. Chiles and the Company entered into a Retirement and Consulting Agreement, dated January 30, 2014, to specify the terms of his continued employment with the Company. Prior to his retirement as an officer, Mr. Chiles continued to serve as the Company’s Chief Executive Officer and (1) received a salary of $950,000 per year commencing January 1, 2014, (2) remained eligible for annual bonuses, with the fiscal year 2015 annual bonus prorated for his time of service as an officer of the Company and paid at the greater of target level of 100% of salary for that period or the level of actual achievement of relevant performance goals, (3) in June 2014, received a grant of long-term incentive awards, which included equity awards and performance cash awards, and (4) remained eligible for participation in the Company’s 401(k), welfare, deferred compensation and other plans pursuant to the terms of such plans.

Upon his retirement as an officer, Mr. Chiles was entitled to a lump sum cash payment of $3.8 million, which is equivalent to the amount that would have been payable as severance under the employment agreement that was in effect prior to the execution of the Retirement and Consulting Agreement. In addition, all outstanding long-term incentive awards other than awards granted in 2014 fully vested. Under the terms of the Retirement and Consulting Agreement, following his retirement as an officer and ending July 31, 2016 or a mutually agreed earlier date, Mr. Chiles will provide consulting services to the Company relating to the achievement of certain business objectives and matters of strategy. During the period that he provides consulting services to the Company, Mr. Chiles will receive a salary at the rate of $950,000 per year, be eligible for a discretionary cash bonus with respect to the first year of his provision of consulting services and be entitled to other specified benefits. At the end of the consulting period, all long-term incentive awards granted in 2014 will fully vest.

The Retirement and Consulting Agreement contains certain restrictive covenants and confidentiality provisions, including non-compete and non-solicitation obligations continuing for 18 months after Mr. Chiles terminates all employment and consulting services with the Company, and a mutual non-disparagement provision. We recorded compensation expense of $5.5 million during fiscal year 2015 related to the Retirement and Consulting Agreement.

As part of its determination of the terms and conditions of the Retirement and Consulting Agreement, the Compensation Committee considered, among other factors, the following: (i) the then-existing employment agreement of Mr. Chiles, (ii) existing employment policies of the Company, (iii) competitive market data provided by Pearl Meyer in respect of recent oil and gas industry CEO succession arrangements, and (iv) expectations for Mr. Chiles to assist with a successful, measured CEO transition process and to continue assisting with the implementation and realization of various strategic initiatives which he had an integral role in formulating.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning unexercised stock options and unvested restricted stock of each of our NEOs:

Outstanding Equity Awards at Fiscal Year-End – March 31, 2015

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
Mr. Baliff	5,986	-	-	$43.79	06/08/21	-	-	-	$ 1,590,699	(2)
	4,000	7,775	-	$43.38	05/25/22	-	-	-	-
	7,266	14,533	-	$62.65	06/06/23	-	-	-	-
	-	60,374	-	$74.37	06/04/24	-	-	31,370	$ 1,708,097
Mr. Briscoe	-	-	-	-	-	-	-	-	$ 425,000	(2)
	-	22,787	-	$77.39	06/09/24	-	-	5,492	$ 299,039
Mr. Akel	-	-	-	$29.17	12/29/15	-	-	-	$ 829,579	(2)
	-	-	-	$46.45	05/24/17	-	-	-	-
	-	-	-	$50.25	06/05/18	-	-	-	-
	-	-	-	$32.90	06/04/19	-	-	-	-
	-	-	-	$30.16	06/09/20	-	-	-	-
	-	-	-	$43.79	06/08/21	-	-	-	-
	10,030	5,015	-	$43.38	05/25/22	-	-	-	-
	5,583	11,168	-	$62.65	06/06/23	-	-	-	-
	-	24,491	-	$74.37	06/04/24	-	-	30,558	$ 1,663,883
Ms. Ware	-	-	-	$42.75	08/15/17	-	-	-	$ 735,290	(2)
	7,000	-	-	$50.25	06/05/18	-	-	-	-
	-	-	-	$32.90	06/04/19	-	-	-	-
	-	-	-	$30.16	06/09/20	-	-	-	-
	11,928	-	-	$43.79	06/08/21	-	-	-	-
	11,432	5,717	-	$43.38	05/25/22	-	-	-	-
	5,563	11,127	-	$62.65	06/06/23	-	-	-	-
	-	19,313	-	$74.37	06/04/24	-	-	30,478	$ 1,659,527
Mr. Earle	4,761	4,761	-	$47.35	07/30/22	-	-	-	$ 653,211	(2)
	4,776	9,554	-	$62.65	06/06/23	-	-	-	-
	-	17,803	-	$74.37	06/04/24	-	-	27,185	$ 1,480,223
Mr. Chiles (3)	-	-	-	$29.17	12/29/15	-	-	-	$ 3,158,333	(2)
	-	-	-	$35.06	06/14/16	-	-	-	-
	29,000	-	-	$46.45	05/24/17	-	-	-	-
	36,100	-	-	$50.25	06/05/18	-	-	-	-
	-	-	-	$32.90	06/04/19	-	-	-	-
	23,034	-	-	$30.16	06/09/20	-	-	-	-
	61,862	-	-	$43.79	06/08/21	-	-	-	-
	73,481	-	-	$43.38	05/25/23	-	-	-	-
	67,581	-	-	$62.65	06/06/23	-	-	-	-
	-	88,293	-	$74.37	06/04/24	-	-	21,279	$ 1,158,642

(1)	Options vest and become exercisable in three equal annual installments after the date of grant.

(2)

Performance cash awards vest in full three years from the date of grant. This amount represents the total of all outstanding unvested performance cash awards from fiscal year 2014 and fiscal year 2015 assuming a payout at the “target” level. Following March 31, 2015, performance cash awards from fiscal year 2013 for all NEOs, except for Messrs. Briscoe and Earle (who were not employed by the Company at the time that the award was granted), vested at 200% of the target level in the following amounts based on the Company’s TSR over the three year period ended March 31, 2015: Mr. Baliff - $740,600, Mr. Akel - $477,750, Ms. Ware - $544,544, and Mr. Chiles - $2,333,333 (see footnote 3 below).

(3)

Pursuant to the terms of his Retirement and Consulting Agreement described above, following his retirement as CEO of the Company upon the conclusion of last year’s annual meeting of stockholders, Mr. Chiles stopped being eligible for long term incentive awards.

Option Exercises and Stock Vested

The following table sets forth information concerning exercises of stock options and vesting of restricted stock of each of our NEOs during fiscal year 2015:

Option Exercises and Stock Vested – Fiscal Year 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Baliff	3,774	$92,161	7,542	$580,281
Mr. Briscoe	-	-	-	-
Mr. Akel	1,236	$44,287	1,557	$119,796
Ms. Ware	-	-	5,010	$385,469
Mr. Earle	-	-	-	-
Mr. Chiles (1)	-	-	78,557	$5,806,537

(1)	Pursuant to his Retirement and Consulting Agreement, all of Mr. Chiles’s unvested stock options and restricted stock unit grants awarded in May 2012 and June 2013 fully vested on July 31, 2014.

Nonqualified Deferred Compensation Plans

The following table sets forth information concerning deferred compensation for each of our NEOs during fiscal year 2015:

Nonqualified Deferred Compensation – Fiscal Year 2015

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Mr. Baliff	-	$ 190,062	$37,105	-	$ 573,587
Mr. Briscoe	-	$ 19,908	$848	-	$ 20,756
Mr. Akel	-	$ 100,395	$16,517	-	$ 443,279
Ms. Ware	-	$ 101,072	$-833	-	$ 568,136
Mr. Earle	-	$ 92,131	$17,291	-	$ 213,659
Mr. Chiles	-	$ 398,394	$189,302	$ 4,267,953	$ 0

(1)	Registrant contributions in last fiscal year are included in all other compensation in the Summary Compensation Table.

Under the terms of the Company’s Deferred Compensation Plan for senior executives, participants can elect to defer a portion of their compensation for distribution at a later date. Additionally, the Company contributes an amount to the Deferred Compensation Plan account of participants equal to the difference between the percentage matching contribution made by the Company to the applicable participant’s 401(k) Plan Account and in the case of the Chief Executive Officer, up to 20% of salary and bonus, and in the case of each of our other NEOs, up to 15% of annual base salary and bonus. Deferred Compensation Plan holdings are invested in the same general funds available under the Company’s 401(k) Plan in accordance with the elections of the plan participant. Distributions upon retirement or termination of employment are made pursuant to the participant’s election subject to any applicable limitations of the Internal Revenue Code. We have general contractual obligations to pay the deferred compensation upon the participant’s termination of employment for any reason, including but not limited to death, disability or retirement.

Potential Payments upon Termination or Change-in-Control

Each of our NEOs is party to an employment or severance benefit agreement as described above or is otherwise covered by the Severance Policy. Pursuant to these agreements and the Severance Policy, Messrs. Baliff, Briscoe, Akel and Earle and Ms. Ware are entitled to certain severance benefits. If Messrs. Baliff, Briscoe, Akel or Earle’s or Ms. Ware’s employment is terminated by the Company without Cause or in some cases by the employee for Good Reason (as defined in the applicable agreement), he or she would be entitled to a lump sum severance payment equal to a multiple of the sum of his or her annual base salary plus his or her current annual incentive target bonus for the full year in which the termination of employment occurred. For Mr. Baliff, the multiple is two, and for Messrs. Akel and Earle and Ms. Ware, the multiple is one. The definition of “Cause” includes, among other things, conviction of the officer of a crime involving moral turpitude or a felony, commission by the officer of fraud upon, or misappropriation of funds of, the Company, knowing engagement by the officer in any activity in direct competition with the Company, and a material breach by the officer of covenants related to confidentiality, non-competition and non-solicitation. The definition of “Good Reason” includes, among other things, a reduction in the officer’s base salary or bonus opportunity, a relocation of more than fifty miles of the officer’s principal office, a material failure of the Company to comply with any material provision of such employment agreement. Prior to terminating his or her employment for Good Reason, the officer must comply with the notice provisions of his or her employment or severance benefits agreement.

Pursuant to the Retirement and Consulting Agreement described above, and subject to timely execution of a release of claims against the Company and its affiliates, upon expiration of the consulting period on July 31, 2016, or upon any earlier involuntary termination of his employment with the Company without cause, Mr. Chiles will receive (A) payment of his annual salary through July 31, 2016, (B) full vesting of the 2014 long-term incentive awards, (C) a lump sum cash payment of $250,000 for health insurance coverage and (D) a payment of 20% of all salary and any cash bonus amount attributable to any period after he is no longer eligible to participate in the Company’s deferred compensation plan.

The following amounts would be payable if (A) the listed officer’s employment is terminated by the Company without Cause or, in certain cases, by the officer for Good Reason or (B) Mr. Chiles’s employment is terminated by the Company without cause as provided in his Retirement and Consulting Agreement.

	Salary Multiple (1)	Target Bonus Multiple (2)	Vesting of Equity Awards (3)	Extended Health and other Benefits (4)	Total
Mr. Baliff	$1,400,000	$1,400,000	$1,902,257	$29,144	$4,731,401
Mr. Briscoe	$425,000	$318,750	$299,039	$27,057	$1,069,846
Mr. Akel	$439,189	$329,392	$1,830,431	$36,513	$2,635,525
Ms. Ware	$412,298	$267,994	$2,005,919	$2,234	$2,688,445
Mr. Earle	$380,061	$247,040	$1,547,829	$36,513	$2,211,443
Mr. Chiles	$1,271,526	$-	$3,574,641	$250,000	$5,096,167

(1)	Except for Mr. Chiles, assumes the salary in effect on April 1, 2015. With respect to Mr. Chiles, assumes his remaining annual salary from April 1, 2015 through July 31, 2016.

(2)

Except for Mr. Chiles, assumes the target bonus percentage in effect on April 1, 2015. In addition to the amount set forth above, each officer will also be eligible for a prorated target bonus equal to the target bonus opportunity for the year in which the officer’s termination of employment occurs multiplied by a fraction, the numerator of which is the number of days the officer was employed during the fiscal year in which the officer’s termination of employment occurs and the denominator of which is 365.

(3)

Assumes that the triggering event took place on March 31, 2015, the last business day of fiscal year 2015, and a price per share of $54.45, the closing market price of our common stock as of March 31, 2015, the final trading day of fiscal year 2015.

(4)

Varies according to individual choice of medical plan. Accordingly, the amount shown assumes an employee choice which would result in the largest amount the Company would be responsible for. The amount for Mr. Chiles includes a $250,000 lump sum cash payment intended to compensate for the expense of COBRA continuation coverage and a market medical insurance policy for his spouse until his spouse attains the age of 65.

Additionally, if any NEO’s employment is terminated by the Company without Cause or by the NEO for Good Reason within the two years following a change in control of our Company, he or she would be entitled pursuant to our Severance Policy to a prorated target annual bonus, cash severance equal to three times the sum of the NEO’s base salary and the highest annual bonus paid to such NEO during the past three years, accelerated vesting and payment of equity and cash incentive awards under the Plan, a cash amount equal to COBRA premiums for 18 months and outplacement services for 12 months. The definition of “Change in Control” includes, subject to certain exceptions, (i) acquisition by any individual, entity or group of beneficial ownership of 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, (ii) a change in at least a majority of the Company’s Board (iii) approval by the stockholders of the Company of a merger, unless immediately following such merger, substantially all of the holders of the Company’s securities immediately prior to merger beneficially own more than 50.1% of the common stock of the entity resulting from such merger, and (iv) the sale or other disposition of all or substantially all of the assets of the Company.

The following amounts would be payable if the listed NEO’s employment is terminated pursuant to a change in control event.

	Salary Multiple (1)	Highest Annual Bonus Multiple (2)	Vesting of Equity Awards (3)	Extended Health Benefits (4)	Tax Gross Up	Total
Mr. Baliff	$2,100,000	$1,297,659	$1,902,257	$29,144	N/A	$5,329,060
Mr. Briscoe	$1,275,000	$956,250	$299,039	$27,057	N/A	$2,557,346
Mr. Akel	$1,317,567	$1,071,369	$1,830,431	$36,513	N/A	$4,255,880
Ms. Ware	$1,236,894	$1,126,134	$2,005,919	$2,234	N/A	$4,371,181
Mr. Earle	$1,140,183	$1,036,050	$1,547,829	$36,513	N/A	$3,760,575
Mr. Chiles	$1,271,526	$-	$3,574,641	$250,000	N/A	$5,096,167

(1)	Salary multiple calculated using base salary as of April 1, 2015.

(2)

Except for Mr. Briscoe, each officer’s highest annual bonus multiple calculated using the highest annual bonus paid to such officer in the three years preceding April 1, 2015. Target bonus was used to calculate Mr. Briscoe’s highest annual bonus multiple as of April 1, 2015. In addition to the amount set forth above, each officer will also be eligible for a prorated target bonus equal to the target bonus opportunity for the year in which the officer’s termination of employment occurs multiplied by a fraction, the numerator of which is the number of days the officer was employed during the fiscal year in which the officer’s termination of employment occurs and the denominator of which is 365.

(3)

Assumes that the triggering event took place on March 31, 2015, the last business day of fiscal year 2015, and a price per share of $54.45, the closing market price of our common stock as of March 31, 2015, the final trading day of fiscal year 2015.

(4)

Varies according to individual choice of medical plan. Accordingly, the amount shown assumes an employee choice which would result in the largest amount the Company would be responsible for. The amount for Mr. Chiles includes a $250,000 lump sum cash payment intended to compensate for the expense of COBRA continuation coverage and a market medical insurance policy for his spouse until his spouse attains the age of 65.

Any benefits payable pursuant to the above triggering events are payable in a cash lump sum not later than six months following the termination date.

The employment and severance benefits agreements of the NEOs also contain certain non-competition, non-solicitation and confidentiality provisions. For additional information regarding these employment agreements, see “Director and Executive Officer Compensation – Employment Agreements.”

Director Compensation

The following table sets forth information concerning the compensation of each of our directors other than Mr. Baliff, who is a NEO:

Director Compensation - Fiscal Year 2015

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Thomas N. Amonett	$ 90,000	$ 125,000	-	$215,000
Stephen J. Cannon	$ 133,750	$ 81,250	-	$215,000
Michael A. Flick (4)	$ 137,750	$ 81,250	-	$219,000
Lori A. Gobillot	$ 133,750	$ 81,250	-	$215,000
Ian A. Godden (4)	$ 94,000	$ 125,000	-	$219,000
David C. Gompert (2)	$ 15,000	-	-	$15,000
Stephen A. King (3)(4)	$ 114,000	$ 125,000	-	$239,000
Thomas C. Knudson	$ 250,000	$ 125,000	-	$375,000
Mathew Masters (3)	$ 90,000	$ 125,000	-	$215,000
Bruce H. Stover	$ 153,750	$ 81,250	-	$235,000

(1)

The amounts in this column represent the fair value of restricted stock unit awards computed in accordance with FASB ASC Topic 718. For additional information, see Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for fiscal year 2015. Each non-employee director is provided the opportunity each year to receive a restricted stock award equal in value to $125,000 at the time of grant and is required to make a binding election at such time to either (i) receive 35% of his or her award in the form of restricted cash ($43,750) and the remaining 65% of such award ($81,250) in the form of restricted stock units or (ii) receive 100% of his or her award ($125,000) in the form of restricted stock units. Each such restricted cash and restricted stock unit award vests six months from the date of grant. For fiscal year 2015, each of Ms. Gobillot and Messrs. Cannon, Flick and Stover elected to receive 35% of the award ($43,750) in restricted cash and 65% of the award ($81,250) in restricted stock units whereas each of Messrs. Amonett, Godden, King, Knudson and Masters elected to receive 100% of the award ($125,000) in restricted stock units.

(2)

Mr. Gompert was appointed to our Board on February 4, 2015 and has only received fees in fiscal year 2015 for his months of service in February and March. He did not receive a sign-on stock award, but he will be eligible to receive the scheduled director stock award in August 2015, if elected to our Board at the Annual Meeting.

(3)

Pursuant to agreements with Caledonia Investments plc. as employer, Messrs. King and Masters assign any compensation received from the Company, including restricted stock units awarded under the Company’s stock plans, to Caledonia. Messrs. King and Masters disclaim beneficial ownership of any such units or resulting shares.

(4)	Includes half of the one-time cash compensation award of $8,000 paid to each of Messrs. Flick, Godden and King for services rendered on special committees of our Board during fiscal year 2015.

The Compensation Committee reviews director compensation annually. Based on consultation with their independent compensation consultant and market data, the Compensation Committee recommends for approval by our Board the annual retainer, stock awards and other benefits for members of our Board. The Compensation Committee’s objective with respect to director compensation is to provide compensation incentives that attract and retain individuals of outstanding ability. Directors who are Company employees do not receive a retainer or fees for service on our Board or any committees. The Company pays non-employee members of our Board for their service as directors. For fiscal year 2015, directors who were not employees received:

Forms of Director Compensation	Amount ($)
Annual Chairman of the Board Fee (1):	$250,000
Annual director fee:	$ 90,000
Committee Chairmen Annual Fees:
Audit Committee	$ 20,000
Compensation Committee	$ 20,000
Governance and Nominating Committee	$ 10,000
Restricted cash and equity compensation:	At each Annual Meeting of the Company, each non-employee director is eligible to be granted a number of restricted stock units with a value of $125,000 based on the closing price on the date of the Annual Meeting (the date of grant) and is required to make a binding election at such time to either (i) receive 35% of his or her award in the form of restricted cash and the remaining 65% of such award in the form of restricted stock units or (ii) receive 100% of his or her award in the form of restricted stock units. Each such restricted cash and restricted stock unit award vests six months from the date of grant.

(1)

For fiscal year 2015, the Chairman of our Board was only eligible to receive each year $125,000 in restricted cash and equity compensation together with the $250,000 payable in cash for the Annual Chairman of the Board Fee and forewent any other annual director fee or committee chairman fee that would otherwise have applied.

Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of our Board or committees and for other reasonable expenses related to the performance of their duties as directors.

On May 15, 2015, our Board approved a special, one-time cash compensation award of $8,000 to each of Messrs. Flick, Godden and King in recognition of outstanding effort with respect to their service on special committees of our Board from February 5, 2015 to May 15, 2015. Each such award was paid by the Company to the applicable recipient on or about June 1, 2015.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about the Company’s common stock that may be issued under existing equity compensation plans as of March 31, 2015.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1) (c)
Equity compensation plans approved by security holders	1,336,136	$57.80	2,243,417
Equity compensation plans not approved by security holders	0	0	0
Total	1,336,136	$57.80	2,243,417

(1)

The securities remaining available for issuance may be issued in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, performance units and performance shares.

ITEM 2 - ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

Our Board recognizes the interest that the Company’s stockholders have in the compensation of the Company’s Named Executive Officers. In recognition of that interest and in accordance with the requirements of SEC rules and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, this proposal, commonly known as a “say on pay” proposal, provides the Company’s stockholders with the opportunity to cast an advisory vote on the compensation of the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules, including the discussion of the Company’s compensation discussion and analysis beginning on page P-23 followed by the compensation tables beginning on page P-44 of this proxy statement. This advisory vote is intended to give the Company’s stockholders an opportunity to provide an overall assessment of the compensation of the Company’s Named Executive Officers rather than focus on any specific item of compensation. As described in the Compensation Discussion and Analysis included in this proxy statement, the Company has adopted an executive compensation program that reflects the Company’s philosophy that executive compensation should be structured so as to align each executive’s interests with the interests of the Company’s stockholders.

As an advisory vote, the stockholders’ vote on this proposal is not binding on our Board or the Company and our Board could, if it concluded it was in the Company’s best interests to do so, choose not to follow or implement the outcome of the advisory vote. However, the Company expects that the Compensation Committee of our Board will review voting results on this proposal and give consideration to the outcome when making future executive compensation decisions for the Company’s Named Executive Officers.

Approval, on an advisory basis, of the Company’s executive compensation requires the affirmative vote of holders of at least a majority of the votes cast at the Annual Meeting in person or by proxy. All duly submitted and unrevoked proxies will be voted for the proposal, except where a contrary vote is indicated or authorization to vote is withheld.

Recommendation

Our Board unanimously recommends that stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers by voting FOR the approval of the following resolution:

RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement relating to the 2015 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules promulgated by the SEC, is hereby approved.

Vote Required

The approval of this proposal requires the affirmative vote of a majority of votes cast on this proposal. Abstentions and broker nonvotes will not count either for or against the proposal.

AUDIT COMMITTEE REPORT

The Audit Committee’s principal functions are to select each year a firm of independent auditors, to assist our Board in fulfilling its responsibility for oversight of the Company’s accounting and internal control systems and principal accounting policies, to recommend to the Company’s Board, based on its discussions with the Company’s management and independent auditor, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K and to oversee the entire independent audit function. The Company believes that each of the five members of the Audit Committee satisfy the requirements of the applicable rules of the SEC and the NYSE as to independence, financial literacy and experience. Our Board has determined that at least one member, Stephen A. King, is an audit committee financial expert as defined by the SEC. Our Board has adopted a charter for the Audit Committee, a copy of which is posted on our website, www.bristowgroup.com, under the “Governance” caption.

In connection with the Company’s consolidated financial statements for the fiscal year ended March 31, 2015, the Audit Committee has:

•	reviewed and discussed the audited financial statements and matters related to Section 404 of the Sarbanes-Oxley Act of 2002 with management and the independent auditor;

•

discussed with the Company’s independent auditor, KPMG LLP, the matters required to be discussed by Statements on Auditing Standards No. 61 (Communications with Audit Committees), as superseded by the Public Company Accounting Oversight Board Auditing Standard No. 16;

•

received the written disclosures and the letter from KPMG LLP as required by Public Company Accounting Oversight Board Rule 3526 regarding the independent auditor’s communications with the Audit Committee concerning independence, and discussed with the independent auditor that firm’s independence; and

•	considered whether the provision of services by KPMG LLP not related to the audit of the Company’s consolidated financial statements is compatible with maintaining the independence of KPMG LLP.

Based on the review and discussions with the Company’s management and independent auditor, as set forth above, the Audit Committee recommended to the Company’s Board, and our Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015, as filed with the SEC.

Audit Committee

Stephen A. King, Chairman

Thomas N. Amonett

Stephen J. Cannon

Michael A. Flick

Ian A. Godden

ITEM 3 - APPROVAL AND RATIFICATION OF THE COMPANY’S INDEPENDENT AUDITORS

Fiscal Year 2015 Audit

KPMG conducted the examination of the Company’s financial statements for the fiscal year 2015. Representatives of KPMG are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

During the Company’s two most recent fiscal years, the Company did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matters or reportable events listed in the Items 304(a)(2)(i) and (ii) of Regulation S-K.

Accounting Fees and Services

Set forth below are the fees paid by the Company to KPMG for the fiscal years indicated.

	2015	2014
Audit Fees	$2,358,440	$2,898,855
Audit-Related Fees	$1,072,578	$260,350
All Other Fees	$318,504	$403,280
Tax Fees	$863,526	$763,855

Description of Non-Audit Services

Audit fees for each period include costs to assess our internal controls over financial reporting.

Audit-Related Fees – audit-related fees for fiscal year 2015 related principally to adoption of new accounting standards in the U.K. and implementation of a new Enterprise Resource Planning (ERP) system.

All Other Fees – such fees relate to immigration and transaction support consulting services.

Tax Fees – tax fees included fees for tax compliance, tax advice and tax planning services rendered by the Company’s independent accountants.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, our independent accounting firm. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by KPMG during the year. In addition, Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee.

Our Audit Committee policy requires prior Audit Committee approval of all services performed by our independent accounting firm, regardless of the scope of such services. The Audit Committee has delegated this prior approval authority to its Chairman for all non-audit services undertaken in the ordinary course. Any services approved by the Audit Committee Chairman pursuant to this delegated authority must be reported to the full Audit Committee at its next regularly scheduled meeting.

Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table above were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.

Fiscal Year 2016 Audit

The Audit Committee of the Company’s Board has selected the firm of KPMG as the Company’s independent auditors for fiscal year 2016. Stockholder approval and ratification of this selection is not required by law or by the bylaws of the Company. Nevertheless, our Board has chosen to submit it to the stockholders for their approval and ratification. Of the shares represented and entitled to vote at the Annual Meeting (whether in person or by proxy), more votes must be cast in favor of than votes cast against the proposal to ratify and approve the selection of KPMG as the Company’s independent auditors for fiscal year 2016, in order for this proposal to be adopted. The Proxyholder named in the accompanying proxy card will vote FOR the foregoing proposal unless otherwise directed therein. Abstentions will not be counted either as a vote FOR or as a vote AGAINST the proposal to ratify and approve the selection of KPMG as the Company’s independent auditors for fiscal year 2016. Broker nonvotes will be treated as not present for purposes of calculating the vote with respect to the foregoing proposal, and will not be counted either as a vote FOR or AGAINST or as an ABSTENTION with respect thereto. If more votes are cast AGAINST this proposal than FOR, our Board will take such decision into consideration in selecting independent auditors for the Company.

Our Board recommends a vote FOR the approval and ratification of the selection of KPMG LLP as the Company’s independent auditors for fiscal year 2016.

OTHER MATTERS

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during the fiscal year 2015 was an officer or employee of the Company or was formerly an officer of the Company. No member of the Compensation Committee had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K (Transaction with Related Persons, Promoters and Certain Control Persons).

Transactions with Related Persons

There were no related party transactions of the Company during fiscal year 2015 that were required to be reported pursuant to the applicable disclosure rules of the SEC.

Review and Approval of Related Party Transactions

The Company has adopted a written policy governing transactions with related parties that applies to all transactions required to be disclosed as related party transactions under Item 404 of Regulation S-K. Under this policy, all such related person transactions are required to be approved or ratified by the Audit Committee. No member of the Audit Committee may review or approve any transaction or amendment if he is involved directly or indirectly in the transaction. Our Board may also decide that a majority of directors disinterested in the transaction will review and approve a particular transaction or amendment. When reviewing and approving a related person transaction, the Audit Committee, or other board committee as the case may be, will be required to fully inform itself about the related party’s relationship and interest regarding the material facts of the proposed transaction and determine that the transaction is fair to the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers, and certain beneficial owners (collectively, “Section 16 Persons”) to file with the SEC and NYSE reports of beneficial ownership on Form 3 and reports of changes in ownership on Form 4 or Form 5. Copies of all such reports are required to be furnished to us. To our knowledge, based solely on a review of the copies of Section 16(a) reports furnished to us for fiscal year 2015 and other information, all filing requirements for the Section 16 Persons have been complied with during or with respect to fiscal year 2015.

Items of Business to Be Acted Upon at the Meeting

Item 1. ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT AS DIRECTORS

Our Board unanimously recommends that you vote FOR the election of each of the following nominees:

•	Thomas N. Amonett

•	Jonathan E. Baliff

•	Stephen J. Cannon

•	Michael A. Flick

•	Lori A. Gobillot

•	Ian A. Godden

•	David C. Gompert

•	Stephen A. King

•	Thomas C. Knudson

•	Mathew Masters

•	Bruce H. Stover

Biographical information for these nominees can be found beginning on page P-12 of this proxy statement.

Item 2. ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

Our Board unanimously recommends that stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers by voting FOR the approval of the following resolution:

RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement relating to the 2015 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules promulgated by the SEC, is hereby approved.

Item 3. APPROVAL AND RATIFICATION OF THE COMPANY’S INDEPENDENT AUDITORS

Our Board unanimously recommends that you vote FOR the approval and ratification of the selection of KPMG LLP as the Company’s independent auditors for fiscal year 2016.

VOTING OF THE PROXY

SHARES REPRESENTED BY ALL PROPERLY EXECUTED PROXIES WILL BE VOTED AS DIRECTED IN THE PROXIES. IF NO DIRECTION IS SPECIFIED, SUCH SHARES WILL BE VOTED “FOR” THE NOMINEES AND “FOR” THE OTHER PROPOSALS SET FORTH ABOVE.

General

The cost of soliciting Proxies will be borne by us, and upon request, we will reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of our securities. Our directors, officers and employees may, but without compensation other than regular compensation, solicit Proxies by telephone, telegraph, or personal interview.

Householding

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial stockholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that stockholder should contact their broker or send a request to Corporate Secretary, Bristow Group Inc., 2103 City West Blvd., 4th Floor, Houston, Texas 77042, telephone number (713) 267-7600.

Upon the written request of any stockholder entitled to vote at the Annual Meeting, we will provide, without charge, a copy of our Annual Report on Form 10-K for fiscal year 2015. Any such request should be directed to Corporate Secretary, Bristow Group Inc., 2103 City West Blvd., 4th Floor, Houston, Texas 77042, telephone number (713) 267-7600. Requests from beneficial owners of our shares must set forth a good faith representation that as of June 11, 2015, the requester was a beneficial owner of shares entitled to vote at the Annual Meeting.

By Order of our Board of Directors

E. Chipman Earle Senior Vice President, Chief Legal Officer, and Corporate Secretary

June 23, 2015

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m.,
Eastern Time, on the day prior to the meeting.

Vote by Internet • Go to www.envisionreports.com/BRS • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. ELECTION OF DIRECTORS	01 - Thomas N. Amonett	02 - Jonathan E. Baliff	03 - Stephen J. Cannon	04 - Michael A. Flick
Nominees:	05 - Lori A. Gobillot 09 - Thomas C. Knudson	06 - Ian A. Godden 10 - Mathew Masters	07 - David C. Gompert 11 - Bruce H. Stover	08 - Stephen A. King	+

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain		For	Against	Abstain
2. Advisory approval of executive compensation.		☐	☐	☐	3. Approval and ratification of the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2016.	☐	☐	☐
B	Non-Voting Items
Change of Address — Please print new address below.					Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The 2015 Proxy Statement and fiscal year 2015 Annual Report to Stockholders are available at: www.edocumentview.com/BRS

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — BRISTOW GROUP INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Bristow Group Inc., a Delaware corporation (the “Company”), hereby appoints Jonathan E. Baliff and E. Chipman Earle, and each of them, proxies with power of substitution to vote and act for the undersigned, as designated on the reverse side, with respect to the number of shares of the common stock the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s corporate headquarters, 2103 City West Blvd., 4th Floor, Houston, Texas 77042 on Wednesday, August 5, 2015, at 8:00 a.m. (CDT), and at any adjournments thereof, and, at their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS SPECIFIED WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY.

Our Board of Directors recommends that you vote FOR each of the nominees listed on the reverse side for election as Directors of the Company, FOR the approval of the Company’s executive compensation and FOR approval and ratification of the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2016.

(Continued and to be marked, dated and signed, on the other side)